UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12

EXAR CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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EXAR CORPORATION

48720 KATO ROAD

FREMONT, CALIFORNIA 94538

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 15, 2010

TO THE STOCKHOLDERS OF EXAR CORPORATION:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of EXAR CORPORATION, a Delaware corporation (the “Company”), will be held on September 15, 2010 at 3:00 p.m. local time at the Company’s Corporate Headquarters at 48720 Kato Road, Fremont, California 94538, for the following purposes:

1.	To elect seven (7) Directors to hold office until the 2011 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal.

2.	To approve certain amendments to the Exar Corporation 2006 Equity Incentive Plan.

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 27, 2011.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Company’s Board of Directors has fixed the close of business on July 20, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment(s) or postponement(s) thereof. The stock transfer books will not be closed between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company for a period of ten (10) days before the Annual Meeting.

All stockholders are cordially invited and encouraged to attend the Annual Meeting. Regardless of whether you plan to attend the Annual Meeting, please carefully read the accompanying Proxy Statement and vote your shares as promptly as possible so that your shares will be voted in accordance with your instructions. For specific voting instructions, please refer to the instructions on the enclosed proxy card or on the Notice of Internet Availability of Proxy Materials that was mailed to you.

By Order of the Board of Directors

/s/ Thomas R. Melendrez
THOMAS R. MELENDREZ Secretary

Fremont, California

July 23, 2010

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS INCLUDED WITH THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE ENCLOSED PROXY CARD IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

EXAR CORPORATION

48720 KATO ROAD

FREMONT, CALIFORNIA 94538

PROXY STATEMENT

FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 15, 2010

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy (the “Proxy”) is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Exar Corporation, a Delaware corporation (the “Company”), for use at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on September 15, 2010, at 3:00 p.m. local time, or at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting (the “Notice”). The Annual Meeting will be held at the Company’s Corporate Headquarters at 48720 Kato Road, Fremont, California 94538. These proxy solicitation materials were first sent on or about July 29, 2010 to all stockholders entitled to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on September 15, 2010. The Proxy Materials are available at www.envisionreports.com/EXAR.

Pursuant to the Securities and Exchange Commission (the “SEC”) rules and regulations, the Company may furnish the proxy statement and the Company’s 2010 Annual Report on Form 10-K (the “Proxy Materials”) by providing access to these documents over the Internet instead of mailing a printed copy of the Proxy Materials to the stockholders. Based on this practice, the Company is providing access to the proxy statement and the Company’s 2010 Annual Report on Form 10-K (the “Proxy Materials”) over the Internet and sending a Notice of Internet Availability of Proxy Materials (the “Availability Notice”) to many of our stockholders which provides instructions for accessing the Proxy Materials on a website referred to in the Availability Notice or to request to receive printed copies of the Proxy Materials by mail or electronically by email on an ongoing basis. We will also mail paper copies of the Proxy Materials to beneficial holders of at least 5,000 shares of our Common Stock, to stockholders who have specifically requested receipt of paper copies of the Proxy Materials and registered holders.

The Availability Notice provides stockholders with instructions regarding how to:

•	View the Proxy Materials for the Annual Meeting over the Internet; and

•	Instruct the Company to send its future Proxy Materials to stockholders electronically by email.

Choosing to receive the future Proxy Materials by email will save the Company the cost of printing and mailing documents to its stockholders and will reduce the impact of the Company’s annual stockholders’ meetings on the environment. If a stockholder chooses to receive future Proxy Materials by email, the stockholder will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Any stockholder’s election to receive the Proxy Materials by email will remain in effect until such stockholder terminates the request. Stockholders electing to receive the Proxy Materials by email should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers, which must be borne by the stockholder.

Voting Rights and Outstanding Shares

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. Only holders of record of the

Company’s common stock, $0.0001 par value (“Common Stock”), at the close of business on July 20, 2010 are entitled to notice of and to vote at the Annual Meeting. At the close of business on July 20, 2010, 44,206,270 shares of Common Stock were issued and outstanding, and there were 258 holders of record of Common Stock. The Company had no shares of preferred stock outstanding. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Stockholders may not cumulate votes in the election of Directors. If any stockholder is unable to attend the Annual Meeting, the stockholder may vote by proxy as follows:

Internet. A stockholder can submit a proxy over the Internet by following the instructions provided in the Availability Notice or on the separate proxy card if the stockholder received a printed set of the Proxy Materials.

Telephone. A stockholder can submit a proxy over the telephone by following the instructions provided on the separate proxy card if the stockholder received a printed set of the Proxy Materials.

Mail. A stockholder that received a printed set of the Proxy Materials can submit a proxy by mail by completing, signing and returning the separate proxy card in the prepaid and addressed envelope included with the Proxy Materials.

Quorum; Abstentions; Broker Non-Votes

Holders of a majority of the outstanding shares entitled to vote must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. If the shares present, in person or by proxy, at the Annual Meeting do not constitute the required quorum, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Abstentions and broker non-votes are counted as present for the purposes of determining the presence or absence of a quorum for the transaction of business.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting; however, the Board of Directors has adopted a policy that, in an uncontested election, any Director not receiving the affirmative vote of at least a majority of the shares present in person or represented by proxy and entitled to vote at an annual meeting of stockholders shall immediately submit his or her resignation to the Board. The Board will then accept or reject such resignation as it shall deem advisable and in the best interests of the Company’s stockholders. The other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on such matter. With regard to the election of Directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect (other than for purposes of the Board’s majority vote policy described above).

Pursuant to the Company’s Bylaws, except as otherwise provided by law or by the Company’s Amended and Restated Certificate of Incorporation or Bylaws, all matters submitted to the stockholders for approval shall be determined by the majority of the votes cast, excluding abstentions. Abstentions are treated as not having voted on the matter, but are considered present and entitled to vote for purposes of establishing a quorum.

Broker non-votes are shares that are not voted by the broker who is the record holder of the shares because the broker does not receive voting instructions from the beneficial owners of those shares or does not vote the shares in other circumstances in which proxy authority is defective or has been withheld with respect to any matter. Broker non-votes are deemed not to be entitled to vote on the matter and accordingly are not counted for purposes of determining whether stockholder approval of that matter has been obtained.

Voting Shares Held by Banks, Brokers or Other Agents Via the Internet or by Telephone

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than the Company’s Proxy card. A number of brokers and banks offer the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in this or another similar program, you may grant a proxy to vote those shares telephonically or via the Internet by following the instructions shown on the instruction form received from your broker or bank. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders participating in these programs should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

If your shares are held in street name through a broker, recent rule changes affect how your shares are voted in connection with the election of directors. If you do not provide your broker with instructions on how to vote your shares, your broker may not vote your shares except in connection with routine matters. Previously, the election of directors was considered to be a routine matter, and your broker was thus able to vote your shares without instructions from you. As a result of recent rule changes, the election of directors is no longer considered to be a routine matter and your broker will no longer be able to vote on the election of directors without your instructions. Accordingly, if your broker sends a request for instructions on how to vote, you are requested to provide those instructions to your broker so that your vote can be counted.

Proxies; Revocability of Proxies

Whether or not you are able to attend the Annual Meeting, the Company urges you to submit the Proxy, which is solicited by the Company’s Board of Directors, and which, when properly signed and returned or submitted by mail, over the Internet or by telephone, will be voted as you direct. Stockholders submitting a Proxy over the Internet or by telephone should not mail a Proxy card. If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted FOR the election of each Director proposed by the Board unless the authority to vote for the election of any such Director is withheld. If no contrary instructions are given, the Proxy will be voted FOR the approval of Proposals 2 and 3 and, with respect to any other proposals properly brought before the Annual Meeting, as the Board of Directors recommends. You are urged to give direction as to how to vote your shares.

Any person giving a Proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s Corporate Headquarters, 48720 Kato Road, Fremont, California 94538, a written notice of revocation or a duly executed Proxy bearing a later date. If you choose to vote your proxy over the Internet or by telephone, you can change your vote by voting again using the same method used for the original vote (i.e., over the Internet or by telephone) so long as you retain the voter control number from your Availability Notice or Proxy card. If you vote your Proxy over the Internet or by telephone pursuant to instructions from your bank or broker, those instructions should inform you how to revoke your Proxy. Your Proxy may also be revoked by attending the Annual Meeting and voting in person; however, attendance at the Annual Meeting will not, by itself, revoke a Proxy.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, Internet hosting, printing and mailing of the Availability Notice, this Proxy Statement, the Proxy and any additional solicitation materials furnished to stockholders. These materials are being sent to brokers, nominees and other stockholders of record by U.S. mail or by electronic mail if so requested. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names but that are beneficially owned by others so that they may forward these solicitation materials to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding these solicitation materials to such beneficial owners.

The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram, or other means by Directors, officers or employees. Such individuals, however, will not be compensated by the Company for those services. The Company has also engaged The Altman Group to assist it in the solicitation of proxies, and expects to pay The Altman Group approximately $8,000 for its services.

Stockholder Proposals

Proposals of stockholders that are intended to be presented at the Company’s 2011 Annual Meeting of Stockholders must be received by the Company not later than March 25, 2011 in order to be included in the Proxy Statement and Proxy relating to that annual meeting. Further, stockholders who wish to present a proposal for consideration at the Company’s 2011 Annual Meeting of Stockholders, whether or not they want such proposal included in the Company’s Proxy Statement, must submit such proposal in accordance with the Company’s Bylaws and the proposal must be received by the Company not later than March 25, 2011. Proposals received after that date will be considered untimely and may not be presented at the Company’s 2011 Annual Meeting of Stockholders. In addition, the Proxy solicited by the Board of Directors for the 2011 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that annual meeting, unless the Company receives notice of such proposal before June 8, 2011.

Householding

The SEC adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports, Proxy Statements or Notices of Internet Availability of Proxy Materials, as applicable, with respect to two or more securityholders sharing the same address by delivering a single annual report, Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, addressed to those securityholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

Brokers with account holders who are Company stockholders will be “householding” the Company’s Proxy materials. A single annual report, Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report, Proxy Statement or Notice of Internet Availability of Proxy Materials, as applicable, please notify your broker and direct your written request to Exar Corporation, Attention: Investor Relations M/S 210, 48720 Kato Road, Fremont, California 94538, or contact the Company directly at (510) 668-7201.

Stockholders who currently receive multiple copies of the annual report, Proxy Statement or Notice of Internet Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker.

Reporting of Voting Results

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Form 8-K filed with the SEC within four business days following the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation and Bylaws provide that all Directors elected at the Annual Meeting will serve for a term of one year, expiring at the 2011 Annual Meeting of Stockholders. The Company has fixed the size of the Board of Directors at seven Directors and the Board of Directors is presently composed of seven members with no vacancies. The Company has nominated Messrs. Izak Bencuya, Pierre Guilbault, Brian Hilton, Richard L. Leza, Gary Meyers, Juan (Oscar) Rodriguez and Pedro (Pete) Rodriguez for election to the Board at the Annual Meeting. Each of the nominees is a current Director who is standing for re-election by the stockholders. If elected at the Annual Meeting, each of Messrs. Bencuya, Guilbault, Hilton, Leza, Meyers, O. Rodriguez and P. Rodriguez will serve until the 2011 Annual Meeting of Stockholders, or until his successor is duly elected and qualified or until his earlier death, resignation or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named above. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of any substitute nominee as the Board of Directors may propose. The nominees have agreed to serve if elected, and the Company has no reason to believe that they will be unable to serve.

Directors are elected by a plurality of the votes present in person or represented by Proxy and entitled to vote at the Annual Meeting. The seven nominees for Director who receive the highest number of affirmative votes shall be elected as Directors. You may not vote for more than seven nominees, and the proxies solicited by this Proxy Statement may not be voted for more than seven nominees. Notwithstanding the fact that Directors are elected by a plurality of the votes present in person or represented by Proxy and entitled to vote at the Annual Meeting, the Board of Directors has adopted a policy that, in an uncontested election, any Director not receiving the affirmative vote of at least a majority of the shares present in person or represented by Proxy and entitled to vote at the meeting shall immediately submit his or her resignation to the Board. The Board will then accept or reject such resignation as it shall deem advisable and in the best interests of the Company’s stockholders.

The Company’s Board of Directors recommends that you vote FOR the Company’s nominees.

Information Regarding Directors Nominated for Election for a One-Year Term Expiring at the 2011 Annual Meeting of Stockholders

A brief description of the age, principal occupation, position and business experience, including other public company directorships, for at least the past five years and major affiliations of each of the Company’s current Directors is set forth below. Each Director’s biographical information includes a description of the Director’s experience, qualifications, attributes or skills that qualify the Director to serve on the Company’s Board of Directors at this time.

The term of office for each of the Company’s Directors expires at the 2010 Annual Meeting of Stockholders. There is no family relationship between any of the Company’s Directors or executive officers and there are no arrangements or understandings between any of the Company’s Directors and any other person pursuant to which such Director was or is to be selected as a Director (other than such arrangements or understandings with such Directors acting solely in their capacities as such). As noted above, each of the current Directors have been nominated for re-election at the Annual Meeting.

IZAK BENCUYA

Izak Bencuya, age 56, joined the Company as a Director in February 2009. Dr. Bencuya was the Chief Executive Officer of Deeya Energy, a cleantech company dedicated to developing and manufacturing electrical energy storage systems, from June 2008 until April 2010. He was the Executive Vice President of Fairchild

Semiconductor and the General Manager of the Functional Power Products Group in San Jose, California until the end of 2007. Dr. Bencuya has over 25 years of power semiconductor industry experience. He began his career at Yale University where he researched ultra thin oxide MOS devices. Dr. Bencuya later worked at GTE Laboratories and Siliconix in various research and management roles to develop and market leading edge Power Devices, such as MOSFETs, IGBTs and SITs. He joined Fairchild Semiconductor in 1994 to start the Power Products business which grew to be a $950 million annual revenue business under his leadership providing Power Semiconductor solutions for all power supply applications in the computing, communications, industrial, consumer and automotive markets. Dr. Bencuya has a BS in Electrical Engineering from Bogazici University in Istanbul, Turkey and an MS and PhD in Engineering and Applied Science from Yale University. He is a member of the IEEE Electron Device Society. Dr. Bencuya holds 22 patents and has published extensively in the electronics field. Among other qualifications, Dr. Bencuya brings extensive technological experience, knowledge and background in the semiconductor and related fields, to the Company’s Board of Directors.

PIERRE GUILBAULT

Pierre Guilbault, age 56, joined the Company as a Director upon the acquisition of Sipex Corporation (“Sipex”) by the Company on August 25, 2007. Mr. Guilbault served as a member of Sipex’s board of directors from September 2006 to August 2007. He has been with Future Electronics Inc. (“Future”), the Company’s largest distributor and an affiliate of the Company’s largest stockholder, since October 2002 as Executive Vice President and Chief Financial Officer. Prior to joining Future, Mr. Guilbault was Executive Vice President and Chief Financial Officer of My Virtual Model, Motion International Inc. and Steinberg, Inc. Mr. Guilbault became a Chartered Accountant in 1981 and earned a bachelor’s degree in Business Administration from UQUAM. Among other qualifications, Mr. Guilbault brings extensive finance experience in both high-technology and other industries as well as related international business experience (in particular in Canada), including service as a public company chief financial officer, to the Company’s Board of Directors.

BRIAN HILTON

Brian Hilton, age 67, joined the Company as a Director upon the acquisition of Sipex by the Company on August 25, 2007. Mr. Hilton served as a member of Sipex’s board of directors from July 2004 to August 2007 and as the Chairman of the board of directors of Sipex from October 2006 to August 2007. He has over 35 years of experience in the semiconductor industry. From 1997 to 2002, Mr. Hilton was President of Avnet Electronics Marketing, a global electronics distributor. In this role, Mr. Hilton was responsible for building Avnet’s Asian business and expanding its presence in Europe, the Middle East and Africa. Prior to Avnet, Mr. Hilton spent 30 years at Motorola, Inc., reaching the position of Corporate Vice President and Director of Worldwide Sales and Marketing for Motorola Semiconductor Products Sector (“SPS”). From 1979 to 1981, Mr. Hilton served as VP Finance & Administration for Motorola SPS. From 1976 to 1978, Mr. Hilton served as the VP and Corporate Controller for Motorola Canada Limited. From 1969 to 1971, Mr. Hilton served as Division Controller for the Motorola Automotive Products Division. From 1964 to 1967, Mr. Hilton participated in the General Motors financial management program. Mr. Hilton currently serves as a director of Border States Electric. Mr. Hilton graduated with a BA from the University of Manitoba. Among other qualifications, Mr. Hilton brings extensive finance and accounting experience in both high-technology and other industries, in particular strong channel experience, to the Company’s Board of Directors.

RICHARD L. LEZA

Richard L. Leza, age 63, joined the Company as a Director in October 2005 and was elected Chairman in September 2006. He was appointed as the acting Chief Executive Officer and President (Interim) of the Company in February 2007, and he served in that position until August 2007. Mr. Leza was the founder, Chairman and Chief Executive Officer of AI Research Corporation, an early stage venture capital firm specializing in the areas of business-to-business software, information technology, medical devices and medical analytical software applications. Mr. Leza served in such position, which was his principal occupation and employment, from 1988 to 2007. He was also the co-founder, past Chairman and past President of Hispanic-Net, a non-profit organization. From 1998 to 2001, Mr. Leza was the co-founder, Chairman and Chief Executive Officer of CastaLink, Inc., a provider of a web-based supply chain collaboration solution. From 1997 to 1999, Mr. Leza served as co-founder, Chairman and Chief Executive Officer of NucleoTech Corporation, an application software company focused on digital image-driven analytical DNA software solutions. From 1982 to 1988, he was co-founder, Chairman and Chief Executive Officer of RMC Group, Inc., which provided management and research services for public and private technology companies. Mr. Leza was a board member of the Stanford Graduate School of Business Advisory Council from 2001 to 2007 and is Emeriti Director of the New Mexico State University Foundation Board. Mr. Leza served as a director of AI Research Corporation from 1988 to 2008. He is a three time member of Hispanic Business Magazine’s top 100 influential Hispanics in the United States. He is the author of various publications, writing on topics such as exporting, venture capital and developing business plans. Mr. Leza earned an MBA from Stanford University Graduate School of Business and a BS in Civil Engineering from New Mexico State University. Among other qualifications, Mr. Leza brings financial expertise as well as a valuable and different perspective due to his broad technology background and experience in venture capital to the Company’s Board of Directors.

GARY MEYERS

Gary Meyers, age 45, joined the Company as a Director in May 2008. Mr. Meyers served as Vice President and General Manager, Synplicity Business Group of Synopsys, Inc., a leading supplier of electronic design automation software from May 2008 through April 2010. Prior to its acquisition by Synopsys in May 2008, Mr. Meyers served as President and Chief Executive Officer of Synplicity, Inc. (“Synplicity”), a public supplier of EDA tools serving the programmable logic market since October 2004, and as a member of the board of directors of Synplicity since January 2005. From August 2004 to October 2004, he served as Synplicity’s President and Chief Operating Officer, and from November 1999 to August 2004, Mr. Meyers served as Synplicity’s Vice President of Worldwide Sales. Mr. Meyers served on the board of directors of SpiraTech Limited prior to its acquisition by Mentor Graphics Corporation. He also held a number of different executive management positions at LSI Corporation. Mr. Meyers has an MBA from UCLA, and he received his BSEE from the University of Maryland. Among other qualifications, Mr. Meyers brings extensive experience in the semiconductor industry, in particular a strong systems level background, as well as executive leadership experience, to the Company’s Board of Directors.

JUAN (OSCAR) RODRIGUEZ

Juan (Oscar) Rodriguez, age 50, joined the Company as a Director in September 2005. Beginning in April 2007, Mr. Rodriguez became a director as well as the Chief Executive Officer and President of Movius Interactive Corporation, a private technology firm delivering Valued Added Services products to global telecom operators. Beginning in April 2006, Mr. Rodriguez served as Vice President for the Carrier Ethernet Solutions business at Lucent Technologies Inc., which designed and delivered systems, services and software that drive communications networks. After Lucent Technologies was acquired by Alcatel, Mr. Rodriguez served as its Chief Marketing Officer in the Enterprise Business Group until April 2007. From August 2003 until April 2006, Mr. Rodriguez served as Chief Executive Officer, President and a Director of Riverstone Networks, Inc., a provider of carrier ethernet infrastructure solutions for business and residential communications services, until it was acquired by Lucent Technologies in April 2006. Mr. Rodriguez also held various positions at Nortel Networks Corporation, a telecommunications systems company, from October 2000 to August 2003, including as Divisional President, Enterprise Solutions business; Divisional President, Intelligent Internet business; and Vice President Portfolio & Operations, Local Internet business. Prior to that, Mr. Rodriguez served as President and Chief Operating Officer of Arris Interactive, a provider of cable MSO (Multiple Service Operator) voice and data products. He has also served in several management positions in privately-held and venture-backed companies in the communications and networking industry. Mr. Rodriguez holds a BS in Computer Engineering from the University of Central Florida, an MBA from the Kenan-Flagler Business School at the University of North Carolina, Chapel Hill, and a certificate in Strategic Marketing from Harvard Business School. Among other qualifications, Mr. Rodriguez brings extensive knowledge of and experience in the telecommunications industry, as well as executive leadership experience, to the Company’s Board of Directors.

PEDRO (PETE) P. RODRIGUEZ

Pedro (Pete) P. Rodriguez, age 48, joined the Company as a Director in October 2005. He was appointed our Chief Executive Officer and President in April 2008. Mr. Rodriguez has 26 years of engineering, sales, marketing and executive management experience in the semiconductor industry. Mr. Rodriguez served, most recently, from June 2007 to April 2008, as Chief Marketing Officer of Virage Logic Corporation, a semiconductor intellectual property supplier for Systems on a Chip (“SoC”). Prior to his appointment at Virage Logic, Mr. Rodriguez served as President, Chief Executive Officer and Director of Xpedion Design Systems, Inc., a private, venture-funded developer of design solutions for Radio Frequency Integrated Circuits (“RFIC”) from May 2000 to August 2006. Mr. Rodriguez held this role for six years until shortly after Xpedion was acquired by Agilent Technologies, Inc. in 2006. Prior to Xpedion, he held various senior management positions in sales and marketing at Escalade Corporation, a provider of software for chip design, and LSI Corporation (formerly LSI Logic Corporation) as well as design engineering, product management and process engineering positions at Aerojet Electronics, Teledyne Microwave and Siliconix Incorporated. Mr. Rodriguez holds an MBA from Pepperdine University, an MSEE from California Polytechnic University and a BS in Chemical Engineering from California Institute of Technology. Among other qualifications, Mr. Rodriguez brings to the Company’s Board of Directors his extensive knowledge of and experience in the semiconductor industry and his knowledge of and commitment to the Company as the Company’s Chief Executive Officer.

Required Vote

The affirmative vote of the holders of a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the election of each of the above nominees.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the election of the above nominees.

CORPORATE GOVERNANCE

Corporate Governance Principles and Code of Ethics

The Company has adopted Corporate Governance Principles, a Code of Ethics for Principal Executives, Executive Management and Senior Financial Officers, a Code of Business Conduct and Ethics and a Financial Integrity Compliance Policy. These documents can be found in the Corporate Governance section of the Company’s website at www.exar.com. The Company will post any amendments to the codes and policy, as well as any waivers that are required to be disclosed by the rules of either the SEC or The NASDAQ Global Market, on the Company’s website or by filing a Form 8-K. Stockholders may obtain a copy of any of these documents free of charge by submitting a written request to: Exar Corporation, 48720 Kato Road, Fremont, California 94538, Attn: Investor Relations, M/S 210.

Board Committees and Meetings

During fiscal year 2010, the Board of Directors held sixteen meetings and acted by written consent two times. The Board of Directors maintains an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. During fiscal year 2010, each incumbent Board member attended at least 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which such member has been a Director) and (ii) the total number of meetings held by all committees of the Board on which such member served (during the periods that such member served). The current charters for the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee and information concerning direct communication with non-employee Directors, are posted in the Corporate Governance section of the Company’s website at www.exar.com.

Independence

The Board has determined that each of Messrs. Bencuya, Hilton, Leza, Meyers, and O. Rodriguez is an “independent director” under applicable Securities and Exchange Commission (“SEC”) rules and the listing standards of The NASDAQ Global Market. As a result, all Directors serving on the Audit Committee, Corporate Governance and Nominating Committee, and the Compensation Committee are independent under applicable SEC rules and the listing standards of The NASDAQ Global Market.

Audit Committee

The Audit Committee currently consists of four (4) Directors: Messrs. Hilton (Chair), Bencuya, Meyers, and O. Rodriguez. The Audit Committee, serving under a written charter adopted by the Company’s Board of Directors, which is posted in the Corporate Governance section of the Company’s website at www.exar.com, reviews financial reports, the Company’s system of internal controls regarding finance and accounting and the Company’s auditing, accounting and financial reporting processes. The Audit Committee’s primary duties and responsibilities as described in its charter are to: (i) appoint the independent registered public accounting firm and evaluate the independent registered public accounting firm’s qualifications, independence and performance, (ii) review and discuss with management and the independent registered public accounting firm the Company’s audited financial statements and the effectiveness of the Company’s internal controls and procedures for financial reporting; and (iii) review and pre-approve any proposed related-party transactions and/or affiliated transactions. The Audit Committee held seven meetings and did not act by written consent during fiscal year 2010. The Board of Directors has determined that Mr. Hilton is an “audit committee financial expert” as defined by Item 407 of SEC Regulation S-K and that each member of the Audit Committee is an “independent director” as currently defined under the listing standards of The NASDAQ Global Market and is “independent” as that term is defined in SEC Rule 10A-3.

Compensation Committee

The Compensation Committee currently consists of three (3) Directors: Messrs. Bencuya (Chair), Leza and O. Rodriguez. The Compensation Committee serves under a written charter adopted by the Board of Directors which is posted in the Corporate Governance section of the Company’s website at www.exar.com. The Compensation Committee assists the Board of Directors by reviewing, approving, modifying and administering the Company’s compensation plans, arrangements and programs.

Pursuant to its charter, the Compensation Committee’s responsibilities include the following:

•	evaluating the performance of and reviewing and approving the compensation of the Company’s Chief Executive Officer and President;

•

evaluating the performance of and reviewing and approving the compensation for each employee who (i) is a Section 16 corporate officer of the Company, (ii) is a Vice President and reports directly to the Chief Executive Officer and President, or (iii) has a base salary rate of $200,000 or more per year;

•

reviewing and advising the Board of Directors concerning both regional and industry-wide compensation practices and trends in order to assess the adequacy and competitiveness within the industry of the Company’s management compensation programs;

•

reviewing and recommending for adoption by the Board of Directors equity compensation plans, incentive and bonus programs, retirement plans, deferred compensation plans, and other similar plans and programs, and reviewing and recommending amendments to any such plans or programs; and

•	administering the Company’s equity compensation plans, incentive and bonus programs, retirement plans, deferred compensation plans, and other similar plans and programs.

The Compensation Committee held fourteen meetings and acted by written consent two times during fiscal year 2010. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” as currently defined under the listing standards of The NASDAQ Global Market.

The Compensation Committee has delegated to the Chief Executive Officer the authority to make any applicable option grants to new employees (other than executive officers) using grant levels previously approved by the Compensation Committee. In each case, grants approved by the Compensation Committee or the Chief Executive Officer do not become effective until the first trading day of the month following the month in which the grant was approved. The Compensation Committee has implemented this process to help ensure that option grants are done on a regular and consistent basis without regard to stock price performance or the Company’s release of material information. The Company’s executive officers, including the Named Executive Officers (as identified below), do not have any role in determining the form or amount of compensation paid to the Company’s Named Executive Officers and the Company’s other executive officers. However, the Compensation Committee does consider the recommendations of the Company’s Chief Executive Officer and President in setting compensation levels for the Company’s other executive officers.

Pursuant to its charter, the Compensation Committee is authorized to retain such independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. During fiscal year 2010, the Compensation Committee retained Compensia, Inc. (“Compensia”) as independent compensation consultants to assist it in determining the compensation levels for our senior executive officers. Compensia advised the Compensation Committee with respect to trends in executive compensation both in general and relative to Exar’s peer group, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay, proportion of annual cash pay to long-term incentive pay), and setting recommended compensation levels. Compensia also reviewed and identified our appropriate peer group companies for fiscal year 2010 and helped the Compensation Committee to obtain and evaluate current executive compensation data for these peer group companies. The Compensation Committee considered data provided by Compensia in making certain of its compensation decisions during fiscal year 2010, including decisions with respect to its Named Executive Officers’ compensation; however, all compensation decisions were made solely by the Compensation Committee or the Board of Directors.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of three (3) Directors: Messrs. Leza (Chair), Hilton and O. Rodriguez. The Corporate Governance and Nominating Committee, serving under a written charter adopted by the Board of Directors and which is posted in the Corporate Governance section of the Company’s website at www.exar.com, adopts and reviews compliance with ethical principles and governance standards applicable to the Company’s Directors and executive officers to ensure corporate integrity and responsibility. The Corporate Governance and Nominating Committee also interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board of Directors and committees thereof. The Corporate Governance and Nominating Committee held five meetings and did not act by written consent during fiscal year 2010. The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is an “independent director” as currently defined under the listing standards of The NASDAQ Global Market.

If the Corporate Governance and Nominating Committee chooses to identify new Director candidates for Board membership, it is authorized to retain, and to approve the fees of, third party director search firms to help identify prospective Director nominees. The Corporate Governance and Nominating Committee has not formally adopted any specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. The Corporate Governance and Nominating Committee believes that candidates and nominees must possess characteristics that will provide us with a Board comprised of Directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have or have had experience in positions with a high degree of professional or industry responsibility, (iv) are or were leaders in the companies or institutions with which they are or were affiliated, (v) have qualifications that will increase overall Board effectiveness and (vi) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

As provided in our Corporate Governance Principles, the Board is committed to diversified membership, seeking members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity and do not have professional commitments which might otherwise unreasonably interfere with the demands and duties needed to fully consider Company related matters or conflict with the Company’s interests. We believe our directors should possess the highest personal and professional integrity and values, and be committed to representing the long-term interests of our stockholders. While the Company has not prescribed specific standards for considering diversity among director nominees, we have determined it is desirable for the Board as a whole to encompass a range of talent, perspectives, background, skills and professional experience, enabling it to provide sound guidance with respect to the Company’s operations and interests. We expect our directors to possess high personal and professional ethics, practical wisdom, sound judgment, an inquisitive perspective and business acumen. We also endeavor to have a Board that reflects a range of experiences at policy making levels, as well as executive-level experience in areas and industries that are important to the Company’s business. We generally seek directors with strong reputations and experience in areas relevant to our strategy and operations, particularly in industries and markets that we serve as well as key geographic markets where we operate. We typically seek directors with experience in significant leadership positions, industry-specific knowledge, experience and insight and an understanding of finance and financial reporting processes. In addition to such experience, we believe our directors should possess other key individual characteristics and attributes that are important to an effective board. We believe it important for our directors to possess the aptitude or experience to understand fully the legal responsibilities of a director and the governance processes of a public company, as well as the personal qualities to be able to make a substantial active contribution to Board deliberations, including intelligence and wisdom, self-assuredness and interpersonal skills, courage, commitment, the willingness to ask a difficult question and the ability to engage management and each other in a collaborative and constructive fashion.

The Board has adopted a retirement age policy of 70 years of age, provided that the Board may choose to waive this policy in the case of any Director or nominee as the Board shall deem appropriate and in the best interests of the Company’s stockholders.

In order to identify and evaluate nominees for Director, the Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board of Directors, reviews qualifications of nominees, evaluates the performance of the Board of Directors as a whole, and evaluates the performance and qualifications of individual members of the Board of Directors eligible for re-election at the annual meeting of stockholders. In doing so, the Corporate Governance and Nominating Committee considers such factors as character, diversity, skills, judgment, independence, industry experience, professional expertise, corporate experience, length of service, other commitments and the like, and the general needs of the Board, including applicable independence requirements. The Corporate Governance and Nominating Committee considers each individual candidate both in the context of the current composition of the Board and the evolving needs of our business. The Corporate Governance and Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

The Corporate Governance and Nominating Committee will consider recommendations for candidates to the Board of Directors from stockholders. In evaluating such recommendations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above. A stockholder that desires to recommend a candidate for election to the Board of Directors shall direct the recommendation in writing to Exar Corporation, attention Corporate Secretary, 48720 Kato Road, Fremont, California 94538, on a timely basis in accordance with the Company’s Bylaws, and must include the candidate’s name, age, home and business contact information, detailed biographical data and qualifications, including principal occupation or employment; the class and number of shares of the Company which are beneficially owned by the candidate; a description of all arrangements or understandings between the stockholder and the candidate and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the stockholder; information regarding any relationships between the candidate and the Company within the last three years; information regarding the recommending person’s name, address and ownership of Company stock; a statement from the recommending stockholder in support of the candidate; references, particularly within the context of the criteria for Board membership, including issues of character, diversity, skills, judgment, independence, industry experience, professional expertise, corporate experience, length of service, other commitments and the like; a written indication by the candidate of her/his willingness to be named in the proxy statement, if nominated, and to serve, if elected; and any other information relating to the stockholder or to the candidate that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or the Company’s Bylaws.

Policy Regarding Director Attendance at Annual Meetings of Stockholders

The Company strongly encourages all incumbent Directors and nominees for election to the Board to attend each annual meeting of stockholders. Other than Mr. Albert Sisto (who did not stand for re-election), all of the Company’s then serving Directors attended the 2009 Annual Meeting of Stockholders held on September 16, 2009.

Stockholder Communications with the Board of Directors

A stockholder that desires to communicate directly with the Board of Directors or one or more of its members concerning the affairs of the Company shall direct the communication in written correspondence by letter to Exar Corporation, attention Corporate Secretary, at the Company’s offices at 48720 Kato Road, Fremont, California 94538. When such communication is intended for individual members of the Board of Directors, the intended recipients shall be clearly indicated in bold type at the beginning of the letter. Alternatively, a stockholder may communicate with the non-employee members of the Board via the Company’s website at: www.exar.com.

Board Leadership Structure

As provided in our Corporate Governance Principles, our policy as to whether the role of the Chairman and the Chief Executive Officer should be separate is to adopt the practice that best serves the stockholders’ interests and the Company’s needs at any particular time. We currently separate the roles of Chief Executive Officer and Chairman as we believe this structure enhances the Board’s oversight of, and independence from, Company management, the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders and our overall corporate governance. By separating the roles of Chief Executive Officer and Chairman, the Chief Executive Officer is able to focus his time and energy on managing the Company and leverage the experience and perspective of our Chairman, who is well positioned to provide our Chief Executive Officer with guidance, advice and counsel regarding the Company’s business, operations and strategy. We believe that our separate Chief Executive Officer/Chairman structure is the most appropriate and effective leadership structure for the Company and our stockholders at this time.

Board Oversight of Risk Management

The Board believes that evaluating how the executive team manages the various risks confronting the Company is one of its most important areas of oversight. The Board believes an effective risk management system will timely identify the material risks that the Company faces, communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, implement appropriate and responsive risk management strategies consistent with Company’s risk profile, and integrate prudent risk management into Company decision-making.

In carrying out this critical responsibility, the Board is advised periodically by key members of management with primary responsibility for risk management, including the Company’s CEO, CFO and General Counsel and periodically reviews risks associated with the Company’s strategic plan. The Board also exercises its risk oversight responsibilities through its various committees. The Board has designated the Audit Committee with primary responsibility over evaluating and monitoring the Company’s overall risk management processes. Among its duties, the Audit Committee is charged with discussing policies with respect to risk assessment and risk management and the steps management has taken to monitor and control such exposure. The Audit Committee reviews with management Company policies with respect to risk assessment and management of risks that may be material to the Company, the Company’s system of disclosure controls and system of internal controls over financial reporting, and the Company’s compliance with legal and regulatory requirements. In addition, the Audit Committee meets regularly with management, including the senior internal auditor of the Company, and in private sessions with the Company’s independent registered public accounting firm, where aspects of risk management are discussed. The Audit Committee makes periodic reports to the Board regarding such briefings as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management processes. While our Audit Committee has primary responsibility for overseeing enterprise risk management, each of our other Board committees also considers risk within its area of responsibility. For example, our Corporate Governance and Nominating Committee reviews risks related to legal and regulatory compliance as they relate to corporate governance structure and processes, and our Compensation Committee reviews risks related to compensation matters. Our Board is apprised by the committee chairs of significant risks and management’s response via periodic reports.

Our management is responsible for day-to-day risk management. Our finance and legal teams serve as the primary monitoring and testing function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels. In addition, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. Each of our CEO, CFO and General Counsel have primary responsibility for and oversight of certain aspects of risk management and report to the Board on such matters. The Board also continually works, with the input of the Company’s executive officers, to assess and analyze the most likely areas of future risk for the Company. We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Risk Assessment of Compensation Policies and Practices

The Company’s compensation programs throughout the organization are designed to maintain an appropriate balance between long-term and short-term incentives by utilizing a combination of compensation components, including base salary, annual incentive awards, and long-term equity awards. Although not all employees in the organization have compensation comprised of all three of those components, the compensation programs are generally structured so that any short-term cash incentives are not likely to constitute the predominant element of an employee’s total compensation package and that other components will serve to balance the package. For a discussion of the primary components of the compensation packages for the Company’s executive officers, please see the section below entitled “Executive Compensation—Compensation Discussion and Analysis.”

While a number of employees participate in performance-based incentive plans, the Company believes that those plans are structured in a manner that encourages the participating employees to remain focused on both the short- and long-term operational and financial goals of the Company in several key respects. For example, the Company’s sales employees are included in annual sales commission incentive plans that are subject to in-line and cross functional review during both the design stage and the incentive payment process. Payments are based upon the achievement of current quarter qualified design wins and revenue numbers against established targets. In order to help ensure that payments are made only on qualified transactions, the quarterly payment amount is based on net revenue (less customer returns).

A significant portion of the compensation provided to executive officers and other senior employees of the Company is in the form of long-term equity awards that are important to help further align the interests of the recipient with those of the Company’s stockholders. The Company believes that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to the Company’s stock price. These equity awards are subject to long-term vesting schedules to help ensure that recipients have significant value tied to the Company’s long-term, and sustained stock price, performance.

Based on these considerations, the Company does not believe that its compensation programs create risks that are reasonably likely to have a material adverse effect on the Company.

DIRECTOR COMPENSATION—FISCAL YEAR 2010

The following table presents information regarding the compensation paid for fiscal year 2010 to members of the Company’s Board of Directors who are not (or were not during any part of fiscal year 2010) also the Company’s employees (referred to herein as “Non-Employee Directors”). The compensation paid to Mr. P. Rodriguez, who served as the Company’s Chief Executive Officer and President during fiscal year 2010, is presented below in the Summary Compensation Table and the related explanatory tables within the “Executive Compensation” section below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(1)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Izak Bencuya	55,000	35,850	—	—	—	—	90,850
Pierre Guilbault	40,000	35,850	—	—	—	—	75,850
Brian Hilton	63,000	35,850	—	—	—	—	98,850
Richard L. Leza	70,000	53,775	—	—	—	—	123,775
Gary Meyers	50,000	35,850	—	—	—	—	85,850
Oscar Rodriguez	58,000	35,850	—	—	—	—	93,850
Albert Sisto(4)	22,022	14,685	53,573	—	—	—	90,280

(1)

In accordance with recent changes in the SEC’s rules, the amounts reported in Columns (c) and (d) of the table above for fiscal year 2010 reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our Non-Employee Directors during fiscal year 2010. These values have been determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in Column (c) and Column (d), please see the discussion of stock awards and option awards contained under the section entitled “Stock-Based Compensation” beginning on page 96 of our Annual Report on Form 10-K for fiscal year 2010 filed with the SEC on June 10, 2010.

(2)	The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards held by each of the Company’s Non-Employee Directors as of March 28, 2010.

Director	Number of Shares Subject to Outstanding Options as of 3/28/10	Number of Unvested Restricted Stock Units as of 3/28/10
Izak Bencuya	24,000	5,000
Pierre Guilbault	34,852	5,000
Brian Hilton	43,200	5,000
Richard L. Leza	54,000	7,500
Gary Meyers	24,000	5,000
Oscar Rodriguez	54,000	5,000
Albert Sisto	—	—

(3)

As described below, the Company granted each of the Company’s Non-Employee Directors (other than Mr. Sisto) awards of restricted stock units on October 1, 2009 following the Company’s 2009 Annual Meeting of Stockholders. Mr. Leza’s award as Chairman of the Board consisted of 7,500 restricted stock units and had a grant-date fair value of $53,775. The awards to each of the other Non-Employee Directors consisted of 5,000 restricted stock units and had a grant-date fair value of $35,850. Upon his joining the Board in April 2009, Mr. Sisto was granted 24,000 options (with a grant-date fair value of $53,573) and 2,384 restricted stock units (with a grant-date fair value of $14,685). For these purposes, the “grant-date fair value” of an award is the fair value on the grant date determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements. See footnote (1) above for the assumptions and methodologies used to value these awards.

(4)	Mr. Sisto’s service on the Board terminated effective September 16, 2009.

Summary of Director Compensation

Compensation for Non-Employee Directors during fiscal year 2010 generally consisted of an annual retainer, chairperson fees, and an annual equity award.

Annual Retainers and Chairperson Fees. Under the current compensation program for Non-Employee Directors, the annual retainer for each Non-Employee Director is $40,000. The Chairperson of the Board receives an additional $20,000 annual retainer; the Chairperson of the Audit Committee receives an additional $20,000 annual retainer; the Chairperson of the Compensation Committee receives an additional $10,000 annual retainer; and the Chairperson of the Corporate Governance and Nominating Committee receives an additional $6,000 annual retainer.

In addition, each member of the Audit Committee (other than the Chairperson) receives an additional annual retainer of $8,000; each member of the Compensation Committee (other than the Chairperson) receives an additional annual retainer of $4,000; and each member of the Corporate Governance and Nominating Committee (other than the Chairperson) receives an additional annual retainer of $3,000.

The Company also reimburses Non-Employee Directors for documented expenses for travel and professional education incurred in connection with their duties as Directors of the Company.

Equity Awards. On the first trading day of the month following a Non-Employee Director’s initial election or appointment to the Company’s Board of Directors, the Non-Employee Director is granted an option to purchase 24,000 shares of the Company’s Common Stock. This initial option has an exercise price equal to the closing price of the Company’s Common Stock on the grant date and will generally vest in three equal annual installments over the three-year period following the grant date. In addition, each Non-Employee Director is granted 5,000 restricted stock units upon the first trading day of the month following such Non-Employee Director’s initial election or appointment to the Company’s Board of Directors (subject to proration based on the amount of time remaining until the next annual meeting of stockholders), and each Non-Employee Director continuing in office after an annual meeting of stockholders is granted 5,000 restricted stock units as of the annual meeting date. A Non-Employee Director serving as Chairperson of the Board as of an annual meeting date is granted an additional 2,500 restricted stock units on such annual meeting date. Each of these restricted stock unit awards will vest upon the earlier of the first anniversary of the grant date or the next annual meeting of stockholders and will be paid in shares of the Company’s Common Stock on a one-for-one basis upon vesting.

The equity awards granted to the Company’s Non-Employee Directors during fiscal year 2010 are described in footnote (3) to the Director Compensation table above. Each of these awards was granted under, and is subject to the terms of, the Company’s 2006 Equity Incentive Plan (the “2006 Plan”). The Company’s Board of Directors administers the 2006 Plan as to Non-Employee Director awards.

Director Stock Ownership Guidelines

The Company has adopted the following stock ownership guidelines for its Directors:

Director candidates who have agreed to stand for election by the stockholders or for appointment by the Company’s Board of Directors to fill a vacancy are asked to purchase a nominal number of shares of the Company’s Common Stock (at least 1,000 shares). The shares should normally be acquired as follows:

1.	In the case of appointment by the Company’s Board of Directors to fill a vacancy on the Company’s Board of Directors, either before or within 30 days following such appointment; or

2.	In the case where a new candidate is to stand for election by the stockholders, the Common Stock should be purchased upon nomination by the Company’s Board of Directors to stand for election by the stockholders.

Within three years of becoming a Director, each Director is expected to accumulate and thereafter continue to hold a minimum of 14,500 shares of the Company’s Common Stock. Restricted stock and shares issued upon distribution pursuant to restricted stock units granted by the Company are applied toward this goal. The shares must be held by the Director as an individual or as part of a family trust.

It is intended that Directors hold, through outright ownership and through the Company’s equity award grants, a meaningful number of shares of the Company’s Common Stock and that the guidelines be flexible in appropriate circumstances in order to avoid foreclosing the appointment of viable candidates for the Company’s Board of Directors.

PROPOSAL 2

APPROVAL OF AMENDMENTS TO

THE EXAR CORPORATION 2006 EQUITY INCENTIVE PLAN

General

At the Annual Meeting, stockholders will be asked to approve the following amendments to the Exar Corporation 2006 Equity Incentive Plan (the “2006 Plan”), which were adopted, subject to stockholder approval, by the Board of Directors on June 2, 2010.

•

Increase in Aggregate Share Limit. The 2006 Plan currently limits the aggregate number of shares of Common Stock that may be delivered pursuant to all awards granted under the 2006 Plan to 2,800,000 shares, in addition to the shares originally authorized and not issued under the Company’s 2000 Equity Incentive Plan, 1997 Equity Incentive Plan and 1996 Non-Employee Directors’ Stock Option Plan (collectively, the “Prior Plans”). The proposed amendments would increase this limit by an additional 5,500,000 shares so that the new aggregate share limit for the 2006 Plan would be 8,300,000 shares in addition to the shares originally authorized and not issued under the Prior Plans. The proposed amendments would also increase the limit on the number of shares that may be delivered pursuant to “incentive stock options” granted under the 2006 Plan to 8,300,000 shares.

•	Extension of Plan Term. The 2006 Plan is currently scheduled to expire on July 18, 2016. The proposed amendments provide for the term of the 2006 Plan to be extended until June 1, 2020.

•

Modification and Extension of Performance-Based Award Feature. One element of the 2006 Plan is the flexibility to grant certain performance-based awards designed to satisfy the requirements for deductibility of compensation under Section 162(m) of the U.S. Internal Revenue Code. These awards are referred to as “Performance-Based Awards” and are in addition to other awards, such as stock options and stock appreciation rights, expressly authorized under the 2006 Plan which may also qualify as performance-based compensation for Section 162(m) purposes. If stockholders approve this 2006 Plan proposal, the existing limit on the aggregate amount of compensation that may be paid to any one individual in a calendar year in respect of all Performance-Based Awards payable only in cash and not related to shares of Common Stock will increase from $2,000,000 to $4,000,000 and the Performance-Based Award feature of the 2006 Plan will be extended through the first annual meeting of our stockholders that occurs in 2015 (this expiration time is earlier than the general expiration date of the 2006 Plan and is required under applicable tax rules). (See “Summary Description of the 2006 Equity Incentive Plan—Performance-Based Awards” below.)

The purpose of the 2006 Plan is to promote the success of the Company and the interests of the Company’s stockholders by providing an additional means for us to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentives for high levels of individual performance and improved financial performance of the Company. The Board of Directors believes such equity-based awards and incentives are an essential part of the Company’s compensation program and are critical to our ability to recruit, retain and motivate key employees and better align such persons’ interests with our stockholders’ interests in creating long term value. The Board of Directors believes that these amendments, particularly the proposed increase to the aggregate share limit, are necessary for the Company to effectively utilize equity-based compensation for the purposes described above and that failure to effect such amendments will compromise the Company’s compensation program and impair the Company’s ability to recruit, retain and motivate officers and key employees and to recruit and retain qualified directors.

As of July 20, 2010, a total of 5,311,313 shares of Common Stock were subject to outstanding awards granted under the 2006 Plan, and an additional 276,798 shares of Common Stock were then available for new award grants under the 2006 Plan. No new awards may be granted under any of the Prior Plans. The Board of Directors approved the foregoing amendments to the 2006 Plan based, in part, on the knowledge that the number of shares of Common Stock currently available under the 2006 Plan is insufficient for the Company’s anticipated near term equity incentive needs.

If stockholders do not approve this proposal, the current share limits under, and other terms and conditions of, the 2006 Plan will continue in effect. As such, the small number of shares which remain available for issuance under the 2006 Plan will be utilized in the very near term, the 2006 Plan will cease to be an effective attraction, retention and motivation tool and the Company’s ability to appropriately compensate its employees will be at risk.

Discussion of Proposed Share Limit Increase

General Approach to Equity Compensation

Our Board of Directors believes that equity compensation is an integral component of a competitive total compensation package necessary to attract, motivate, retain and reward directors, officers and key employees and also helps strengthen the ties between employee and stockholder interests. At Exar, equity based incentives have been playing a greater role in our total compensation scheme; for example, awards under our current annual incentive plans for executives, as well as long-term incentive awards, are now primarily denominated and payable in shares of the Company’s Common Stock. We have made this move away from cash-based incentive compensation as we believe it is essential to have a strong link between compensation and stockholder value creation and that equity compensation is one of the most efficient and effective means to create such a link. We believe that stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the 2006 Plan are critical attraction, retention and motivation tools for participants in the plan. As we continue to focus on linking our stock-based awards to performance, we have begun to use restricted stock units (“RSUs”) more frequently. We view restricted stock units as a strong retentive tool and believe they provide a closer tie between individual achievements and contributions and overall company performance. RSUs are “full-value awards” under the 2006 Plan and, as such, count against the share limit as two shares for every one share actually issued in connection with the award.

The Company has historically managed its use of equity compensation in a manner we believe is both balanced and prudent, with a focus on both protecting and enhancing stockholder value and avoiding excessive stockholder dilution. As the Company has moved away from cash-based incentive compensation, we have become even more focused on efficient use of equity compensation and limiting use of equity compensation to those positions deemed critical to the Company’s future success, individuals whose personal performance and contributions make them highly valuable to the Company, and essential new hires. The Company expects to continue to actively manage its equity plan resources effectively and maintain an appropriate balance between stockholder interests and the ability to attract, retain and reward employees whose contributions are vital to the long-term success of the Company.

The Company is requesting this increase to the aggregate share limit of the 2006 Plan so that the Company can continue to utilize the 2006 Plan as an effective tool to attract, retain and motivate high-quality employees, officers and directors.

Effect of Strategic Activities and Performance Grants

We strive to be a leading provider of highly differentiated silicon, software and subsystem solutions for industrial, telecom, networking and storage applications. To achieve our long-term business objectives, we employ a variety of strategies, including expanding our product portfolio and extending our business into adjacent markets through strategic activities, including arrangements with and investments in companies, relationships with channel partners and acquisitions of all or parts of other companies. Between the initial adoption of the 2006 Plan on September 7, 2006 and July 20, 2010, the Company has acquired technology and related talent through a series of strategic activities focused on reaching additional markets and expanding the Company’s product lines to provide more comprehensive solutions to our customers. These activities include our acquisition of intellectual property assets from Fyrestorm, Inc. in February 2008 and our acquisitions of Hifn, Galazar and Neterion in April 2009, June 2009 and March 2010, respectively. Each strategic activity was carefully evaluated and considered to add unique, complementary products, capabilities, technologies and/or market opportunities that would allow us to deliver greater value to our customers by offering more robust and complete solutions. In order to effectively execute on these strategic activities, it is critical that the Company attract, retain and motivate talented employees who can efficiently integrate these technologies and realize the anticipated long-term growth prospects and increased stockholder value associated with these strategic activities. Equity awards are key elements of compensation used by companies in our industry and geography, with whom we compete for talented employees, and the ability to provide competitive equity grants is essential to compete for and retain such employees.

In fiscal years 2008, 2009, 2010 and 2011 combined, we granted stock options and RSUs to employees who joined us in connection with the strategic activities described above (excluding our acquisition of Sipex Corporation) which decreased our available shares under the 2006 Plan by 3,365,100 shares. Other than in connection with our acquisition of Sipex Corporation, we did not assume equity plans or obligations in connection with these strategic activities, and so the grants made to employees who joined us in connection with such strategic activities were primarily substitutes for equity held by such employees in their positions with their prior employer. In addition, we made grants of 344,020 RSUs in connection with a stockholder approved stock option exchange program in November 2008 (the “Option Exchange”), which was implemented to restore to eligible employees who held certain “out of the money” options we believed were no longer effective as performance and retention incentives a meaningful opportunity to participate economically in our future growth and success, and of 22,000 performance RSUs to our executives in fiscal year 2008. The following table reflects the impact of these substitute option grants and performance restricted stock units on the equity grants made under the 2006 Plan during fiscal years 2008, 2009 and 2010:

	Total Options Granted	Substitute Options	Net Options Granted	Total Restricted Shares Granted[1]	Exchange Program RSUs/ Performance Shares	Net Shares Granted
2010	2,687,450	2,445,200	242,250	557,784	0	557,784
2009	2,152,475	185,400	1,967,075	598,409	344,020	254,389
2008	848,539	0	848,539	253,650	22,000	231,650

[1]

As described in the 2006 Plan summary below, shares issued in respect of any “full-value award” granted under the 2006 Plan (including RSUs) are counted against the share limit as two shares for every one share actually issued in connection with the award. The numbers in the table above reflect the number of shares actually granted before applying the full-value award counting rules of the plan.

When the grants discussed above are removed from burn rate calculations, our three year average burn rate is 4.38%, as compared to our three year average burn rate otherwise over the period of 7.1%.

As of May 5, 2010, the Company had 6,348,768 outstanding options with a weighted average exercise price of $7.85 and a weighted average remaining term of 5.59 years, and 845,765 granted but unvested restricted shares. As of that same date, the Company had 576,228 shares remaining available for future grant under the 2006 Plan and 20,743 shares available for grant under equity compensation plans assumed in connection with the acquisition of Sipex Corporation.

Summary Description of the 2006 Equity Incentive Plan

The principal terms of the 2006 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2006 Plan, which has been filed as Annex A to the copy of this Proxy Statement that was filed electronically with the Securities and Exchange Commission (the “SEC”) and can be reviewed on the SEC’s website at http://www.sec.gov. You may also obtain, free of charge, a copy of the 2006 Plan by writing to Exar Corporation, 48720 Kato Road, Fremont, California 94538, Attn: Investor Relations, M/S 210.

Purpose. The purpose of the 2006 Plan is to promote the success of the Company and the interests of the Company’s stockholders by providing an additional means for us to attract, motivate, retain and reward directors, officers, employees and other eligible persons through the grant of awards and incentives for high levels of individual performance and improved financial performance of the Company. Equity-based awards are also intended to further align the interests of award recipients and the Company’s stockholders.

Administration. The Board of Directors or one or more committees appointed by the Board of Directors administers the 2006 Plan. The Board of Directors has delegated general administrative authority for the 2006 Plan to the Compensation Committee. A committee may delegate some or all of its authority with respect to the 2006 Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more officers of the Company. The appropriate acting body, be it the Board of Directors, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this proposal as the “Administrator”.

The Administrator has broad authority under the 2006 Plan with respect to award grants including, without limitation, the authority:

•	to select participants and determine the type(s) of award(s) that they are to receive;

•	to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•	to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;

•	to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards;

•	subject to the other provisions of the 2006 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award; and

•

to allow the purchase price of an award or shares of Common Stock to be paid in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of Common Stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law.

No Repricing. In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by stockholders) will any adjustment be made to a stock option or stock appreciation right award under the 2006 Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per share exercise or base price of the award.

Eligibility. Persons eligible to receive awards under the 2006 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. As of July 20, 2010, approximately 491 officers and employees of the Company and its subsidiaries (including all of the Company’s named executive officers), and each of the Company’s six non-employee directors, are considered eligible under the 2006 Plan.

Authorized Shares; Limits on Awards. The maximum number of shares of Common Stock that may be issued or transferred pursuant to awards under the 2006 Plan currently equals the sum of: (1) 2,800,000 shares, plus (2) the number of any shares subject to stock options granted under any of the Prior Plans and outstanding as of September 7, 2006 which expire, or for any reason are cancelled or terminated, after September 7, 2006 without being exercised. As of July 20, 2010, approximately 384,504 shares were subject to options then outstanding under the Prior Plans. No additional awards may be granted under the Prior Plans.

If stockholders approve this 2006 Plan proposal, the aggregate share limit for the 2006 Plan would be increased by an additional 5,500,000 shares.

Shares issued in respect of any “full-value award” granted under the 2006 Plan are counted against the share limit described above as two shares for every one share actually issued in connection with the award. For example, if the Company granted a stock bonus award covering 100 shares of Common Stock under the 2006 Plan, 200 shares would be charged against the share limit with respect to that award. For this purpose, a “full-value award” generally means any award granted under the plan other than a stock option or stock appreciation right.

The following other limits are also contained in the 2006 Plan:

•

The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan currently is 2,800,000 shares. If stockholders approve this 2006 Plan proposal this limit would be increased by an additional 5,500,000 shares of Common Stock so that the new incentive stock option limit for the 2006 Plan would be 8,300,000 shares. For purposes of clarity, any shares that are delivered pursuant to incentive stock options also count against (and are not in addition to) the aggregate 2006 Plan share limit described above.

•	The maximum number of shares subject to those options and stock appreciation rights that are granted during any calendar year to any individual under the plan is 300,000 shares.

•

“Performance-Based Awards” under Section 5.2 of the 2006 Plan granted to a participant in any one calendar year will not provide for payment of more than (1) in the case of awards payable only in cash and not related to shares, $2,000,000, and (2) in the case of awards related to shares (and in addition to options and stock appreciation rights, which are subject to the limit referred to above), 300,000 shares. If stockholders approve this 2006 Plan proposal, the limit on Performance-Based Awards payable only in cash and not related to shares would be increased to $4,000,000.

Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2006 Plan will again be available for subsequent awards under the 2006 Plan. Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of an award granted under the 2006 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the 2006 Plan. To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2006 Plan. In the event that shares are delivered in respect of a dividend equivalent right, only the actual number of shares delivered with respect to the award shall be counted against the share limits of the 2006 Plan. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the share limits of the 2006 Plan.) To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.) In addition, the 2006 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2006 Plan. The Company may not increase the applicable share limits of the 2006 Plan by repurchasing shares of Common Stock on the market (by using cash received through the exercise of stock options or otherwise).

Types of Awards. The 2006 Plan authorizes stock options, stock appreciation rights, restricted stock, stock bonuses and other forms of awards granted or denominated in Common Stock or units of Common Stock, as well as cash bonus awards pursuant to Section 5.2 of the 2006 Plan. The 2006 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may, by its terms, provide that it may be paid or settled in cash.

A stock option is the right to purchase shares of Common Stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option may not be less than the fair market value of a share of Common Stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “Federal Income Tax Consequences of Awards Under the 2006 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2006 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.

A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of a share of Common Stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and cannot be less than the fair market value of a share of Common Stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.

The other types of awards that may be granted under the 2006 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units, dividend equivalents, or similar rights to purchase or acquire shares, and cash awards granted consistent with Section 5.2 of the 2006 Plan as described below.

Performance-Based Awards. The Administrator may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the U.S. Internal Revenue Code (“Performance-Based Awards”). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the 2006 Plan (including options and stock appreciation rights, which may also qualify as performance-based awards for Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, stock units, other rights, or cash bonus opportunities.

The vesting or payment of Performance-Based Awards (other than options or stock appreciation rights) will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis. The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. The Administrator must establish criteria and targets in advance of applicable deadlines under the U.S. Internal Revenue Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the Administrator may use for this purpose will include one or more of the following: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), stock price, total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. The performance measurement period with respect to an award may range from three months to ten years. Performance targets will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets.

Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading “Authorized Shares; Limits on Awards” above). Before any Performance-Based Award (other than an option or stock appreciation right) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

Deferrals. The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

Acceleration of Awards; Possible Early Termination of Awards. Generally, and subject to limited exceptions set forth in the 2006 Plan, upon a dissolution or liquidation of the Company or certain corporate transactions that the Company does not survive (or does not survive as a public company in respect of the Common Stock), awards then outstanding under the 2006 Plan will become fully vested or paid, as applicable, and may terminate or be terminated in such circumstances, unless the Administrator provides for the assumption, substitution or other continuation of the award. The Administrator has the discretion to establish change in control provisions with respect to awards granted under the 2006 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a change in control event and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Transfer Restrictions. Subject to certain exceptions contained in Section 5.7 of the 2006 Plan, awards under the 2006 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and, with limited exceptions set forth in the 2006 Plan, are not made for value.

Adjustments. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2006 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Limit on Other Authority. The 2006 Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to Common Stock, under any other plan or authority.

Termination of or Changes to the 2006 Plan. The Board of Directors may amend or terminate the 2006 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the U.S. Internal Revenue Code to preserve the intended tax consequences of the plan. For example, stockholder approval will be required for any amendment that proposes to increase the maximum number of shares that may be delivered with respect to awards granted under the 2006 Plan. (Adjustments as a result of stock splits or similar events will not, however, be considered an amendment requiring stockholder approval.) Unless terminated earlier by the Board of Directors, the authority to grant new awards under the 2006 Plan will terminate on July 18, 2016. If stockholders approve this 2006 Plan proposal, the term of the 2006 Plan will be extended to June 1, 2020. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.

Federal Income Tax Consequences of Awards under the 2006 Plan

The U.S. federal income tax consequences of the 2006 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2006 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

With respect to nonqualified stock options, the company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2006 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2006 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) of the U.S. Internal Revenue Code may not be permitted to be deducted by the company in certain circumstances.

Specific Benefits under the 2006 Equity Incentive Plan

The Company has not approved any awards that are conditioned upon stockholder approval of the proposed amendments to the 2006 Plan. Other than the annual director grants to be made following the Annual Meeting as described above under “Director Compensation,” the Company is not currently considering any other specific award grants under the 2006 Plan. If the additional shares that will be available under the 2006 Plan if stockholders approve the proposed amendments had been available for award purposes in fiscal year 2010, the Company expects that its award grants made in fiscal year 2010 would not have been substantially different from those actually made in that year under the 2006 Plan. For information regarding stock-based awards granted to the Company’s named executive officers during fiscal year 2010, see the material under the heading “Executive Compensation” below.

The closing market price for a share of Common Stock as of July 20, 2010 was $6.95 per share.

AGGREGATE PAST GRANTS UNDER THE 2006 PLAN

As of July 20, 2010, awards covering 6,303,261 shares of Common Stock had been granted under the 2006 Plan. This number of shares includes shares subject to awards that expired or terminated without having been exercised and paid and became available for new award grants under the 2006 Plan. The following table shows information regarding the distribution of those awards among the persons and groups identified below, option exercises and restricted stock vesting prior to and option and unvested restricted stock holdings as of that date.

Name and Position	Number of Shares Subject to Past Option Grants	Number of Shares Acquired On Exercise	Number of Shares Underlying Options as of July 20, 2010		Number of Shares Subject to Past Restricted Stock/Unit Grants	Number of Shares/Units Vested as of 7/20/10	Number of Shares Outstanding and Unvested as of 7/20/10
			Exercisable	Unexercisable
Executive Group:
Pedro (Pete) P. Rodriguez(3)	460,000	—	161,186	298,814	101,500	29,500	72,000
Chief Executive Officer, President and Director

Kevin Bauer(1)	48,000	—	9,000	39,000	39,929	23,176	16,753
Senior Vice President and Chief Financial Officer

J. Scott Kamsler(2)	167,000	—	—	—	46,546	—	—
Former Senior Vice President and Chief Financial Officer

George Apostol	60,000	—	—	60,000	36,000	21,000	15,000
Executive Vice President, Engineering and Operations and Chief Technology Officer

Paul Pickering	60,000	—	—	60,000	36,000	19,000	17,000
Executive Vice President of Sales and Marketing

Jiebing Wang	93,000	—	23,250	69,750	15,000	7,000	8,000
Vice President of Acceleration Technology; General Manager of China Development Center
Total for Executive Group (11 persons):	1,105,260	—	286,436	818,824	431,078	233,463	197,615

Non-Executive Director Group:
Izak Bencuya(3)	24,000	—	8,000	16,000	8,205	3,205	5,000
Pierre Guilbault(3)	24,000	—	16,000	8,000	14,000	9,000	5,000
Brian Hilton(3)	24,000	—	16,000	8,000	14,000	9,000	5,000
Richard L. Leza(3)	—	—	—	—	37,750	30,250	7,500
Gary Meyers(3)	24,000	—	16,000	8,000	10,625	5,625	5,000
Juan (Oscar) Rodriguez(3)	—	—	—	—	18,500	13,500	5,000
Total for Non-Executive Director Group:	96,000	—	56,000	40,000	103,080	70,580	32,500

Each other person who has received 5% or more of the options, warrants or rights under the 2006 Plan	—	—	—	—	—	—	—

All employees, including all current officers who are not executive officers or directors, as a group	3,467,004	11,071	810,030	2,645,903	1,100,839	652,209	448,630

Total	4,668,264	11,071	1,152,466	3,504,727	1,634,997	956,252	678,745

(1)	Mr. Bauer was appointed Vice President and Chief Financial Officer effective June 23, 2009.

(2)	Mr. Kamsler resigned as the Company’s Senior Vice President and Chief Financial Officer effective June 23, 2009.

(3)	Mr. P. Rodriguez and each of the non-executive directors identified above is a nominee for re-election as a director at the 2010 annual meeting.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information, as of March 28, 2010, concerning shares of our Common Stock authorized for issuance under all of the Company’s equity compensation plans. The Company maintains the following plans: the Exar Corporation 1996 Non-Employee Directors’ Stock Option Plan (the “Exar Director Plan”), the Exar Corporation 1997 Equity Incentive Plan (the “Exar 1997 Plan”), the Exar Corporation 2000 Equity Incentive Plan (the “Exar 2000 Plan”) and the 2006 Plan. Other than the Exar 2000 Plan, each of these plans has been approved by the Company’s stockholders. In addition, pursuant to its merger with Sipex Corporation, the Company assumed the following plans: the Sipex Corporation 1997 Stock Option Plan (the “Sipex 1997 Plan”), the Sipex Corporation 1999 Stock Plan (the “Sipex 1999 Plan”), the Sipex Corporation 2000 Non-Qualified Stock Option Plan (the “Sipex 2000 Plan”), the Sipex Corporation Amended and Restated 2002 Nonstatutory Stock Option Plan (the “Sipex 2002 Plan”) and the Sipex 2006 Plan. Other than the Sipex 2000 Plan and the Sipex 2002 Plan, each of these plans was approved by the stockholders of Sipex Corporation.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	5,622,280	(1)	$7.91	(2)	1,685,262	(3)
Equity compensation plans not approved by stockholders	389,934	(4)	$9.17		36,801	(5)

Total	6,012,214		$8.01		1,722,063

(1)

Of these shares, 162,000 were subject to stock options granted under the Exar Director Plan (with a weighted average exercise price per share of $12.93), 119,500 were subject to stock options granted under the Exar 1997 Plan (with a weighted average exercise price per share of $14.22), 3,750,727 were subject to stock options granted under the 2006 Plan (with a weighted average exercise price per share of $7.47), 265,377 were subject to stock options granted under the Sipex 1999 Plan (with a weighted average exercise price per share of $8.01), and 490,472 were subject to stock options granted under the Sipex 2006 Plan (with a weighted average exercise price per share of $7.99). In addition, this number includes 834,204 shares that were subject to outstanding stock unit awards granted under the 2006 Plan. Our authority to grant new awards under the Exar Director Plan and the Exar 1997 Plan terminated on September 7, 2006. This number and the number reflected in column (b) do not include 167,494 shares that were subject to stock options assumed by the Company that were outstanding under the Sipex 1997 Plan or that were subject to grants not made under a plan at the time of the Company’s merger with Sipex Corporation (with a weighted average exercise price per share of $8.31). No new awards may be granted under the Sipex 1997 Plan.

(2)	This dollar number does not reflect the outstanding stock unit awards granted under the 2006 Plan.

(3)

Of these shares, 1,679,320 were available for award grants under the 2006 Plan, none were available for award grants under the Sipex 1999 Plan, and 5,942 were available for award grants under the Sipex 2006 Plan. The shares available for awards under these plans are, subject to certain other limits under the applicable plan, generally available for any type of award authorized under that plan, including stock options, stock appreciation rights, restricted stock awards, stock bonuses and other stock-based awards. This table does not reflect the 5,500,000 additional shares that will be available under the 2006 Plan if stockholders approve the 2006 Plan proposal.

(4)

Of these shares, 118,004 were subject to stock options granted under the Exar 2000 Plan (with a weighted average exercise price per share of $14.07), 92,330 were subject to stock options granted under the Sipex 2000 Plan (with a weighted average exercise price per share of $6.70) and 179,600 were subject to stock options granted under the Sipex 2002 Plan (with a weighted average exercise price per share of $7.26). Our authority to grant new awards under the Exar 2000 Plan terminated on September 7, 2006.

(5)	Of these shares, 998 were available for award grants under the Sipex 2000 Plan, and 35,803 were available for award grants under the Sipex 2002 Plan.

Equity Compensation Plans Not Approved by Stockholders

Exar 2000 Plan. In September 2000, our Board of Directors approved the Exar 2000 Plan. The Exar 2000 Plan is administered by our Board of Directors or a committee of our Board of Directors (“Committee”) and provides for the grant of non-statutory options, stock bonuses, rights to purchase restricted stock, or a combination of the foregoing (collectively “Stock Awards”) to employees and consultants in our service or in the service of our affiliates. Options granted under the Exar 2000 Plan have an exercise price that is not less than the fair market value of our Common Stock on the date of grant. The Exar 2000 Plan provides that vested options may generally be exercised for (a) three months after termination of service other than due to death or disability, (b) twelve months after termination of service as a result of disability, or (c) eighteen months after termination of service as a result of death. The Exar 2000 Plan permits options to be exercised with cash, other shares of our Common Stock, or any other form of legal consideration acceptable to our Board of Directors or Committee. In the event of (i) a dissolution or liquidation, (ii) a merger or consolidation in which we are not the surviving corporation, (iii) a reverse merger in which we are the surviving corporation, but the shares of our Common Stock outstanding immediately preceding the merger are converted into other property, or (iv) any other capital reorganization in which more than 50% of our shares entitled to vote are exchanged, excluding in each case a capital reorganization in which the purpose is to change the state of our incorporation, the Exar 2000 Plan provides that each outstanding stock award will fully vest and become exercisable for a period of at least ten (10) days. Outstanding stock awards that are not exercised prior to the occurrence of any of the listed events will terminate on the date of such event, unless the successor corporation assumes such awards.

Sipex 2000 Plan and Sipex 2002 Plan. The Sipex 2000 Plan was adopted by the Sipex board of directors on October 31, 2000, and the Sipex 2002 Plan was adopted by the Sipex board of directors on September 21, 2001. Pursuant to the merger, we assumed the options that were outstanding under these plans at the time of the merger and have the authority to make grants under these plans after the merger. Under the terms of these plans and as provided under the applicable listing exchange rules, our Board of Directors or Committee may grant nonqualified stock options to individuals employed by Sipex or its subsidiaries on or after the merger date and other eligible persons not employed by us or our subsidiaries at the time of the merger. Our Board of Directors or Committee determines the purchase price for any shares of our Common Stock subject to an option granted under these plans, the vesting schedule (if any) applicable to each grant, the term of each grant, and the other terms and conditions of each grant, in each case subject to the limitations of the applicable plan. Generally, options granted under these plans may not be for a term of more than ten years and, subject to limited exceptions, the exercise price of those options may not be less than the fair market value of the stock subject to the award at the time of the grant.

The Sipex 2000 Plan provides that vested options may generally be exercised for (a) three months after termination of service other than as a result of death or disability, or (b) 180 days after termination of service as a result of death or disability. The Sipex 2002 Plan provides that vested options may generally be exercised for (a) three months after termination of service other than due to death or disability, or (b) six months after termination of service as a result of disability or death. Each of these plans permits options to be exercised with cash, other shares of our Common Stock, or any other form of legal consideration acceptable to our Board of Directors or Committee. Our Board of Directors or Committee has the authority to accelerate the vesting of any option under these plans. In the event of a consolidation, merger, or asset sale, the board of directors of any entity assuming these plans shall, as to any outstanding options, either (i) make appropriate provision for the continuation of such options, (ii) provide that such options must be exercised within a specified period time, at the conclusion of which any unexercised options will terminate, or (iii) terminate all options in exchange for a cash payment.

Vote Required for Approval of the Amendments to the 2006 Equity Incentive Plan

The Board of Directors believes that the approval of the amendments to the 2006 Plan will promote the interests of the Company and its stockholders and will help the Company and its subsidiaries continue to be able to attract, retain and reward persons important to the Company’s success.

All members of the Board of Directors and all of the Company’s executive officers are eligible for awards under the 2006 Plan and thus have a personal interest in the approval of the amendments to the 2006 Plan.

Approval of the amendments to the 2006 Plan requires the affirmative vote of a majority of the Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the approval of the amendments to the 2006 Equity Incentive Plan as described above and set forth in Appendix A hereto.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, independent registered public accounting firm for the Company during the fiscal year ended March 28, 2010, to serve in the same capacity for the fiscal year ending March 27, 2011, and is asking the stockholders to ratify this appointment. In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Paid to Principal Accountant

The following table shows the fees paid or accrued by the Company for audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2009 and 2010:

Description of Services	2010	2009
Audit Fees	$1,273,600	$1,091,950
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,273,600	$1,091,950

Audit Fees. Audit Fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and the audit of internal controls and the related management assessment of internal controls, quarterly review of financial statements included in the Company’s 10-Q, and audit services provided in connection with other statutory and regulatory filings. The increase in Audit Fees is primarily attributable to the recently required audit of internal controls and the related management assessment of internal controls.

Audit-Related Fees. Audit-Related Fees include professional services reasonably related to the audit or review of the Company’s financial statements, including but not limited to, consultation on accounting standards or transactions and audits of employee benefit plans.

Tax Fees. Tax Fees include professional services related to tax compliance, tax advice and tax planning, including but not limited to, the preparation of federal and state tax returns.

All Other Fees. All Other Fees include professional services related to non-audit related consulting services.

Audit Committee Pre-Approval Policies and Procedures

The charter of the Company’s Audit Committee requires that the Audit Committee pre-approve all audit and non-audit services provided to the Company by the independent auditors or subsequently approve non-audit services in those circumstances where a subsequent approval is necessary and permissible. All of the fiscal year

2010 audit services were pre-approved by the Audit Committee of the Company’s Board of Directors, and the Company’s independent auditors did not provide non-audit services to the Company in fiscal year 2010.

Required Vote

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending March 27, 2011.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors recommends. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

EXECUTIVE OFFICERS

Certain information regarding the Company’s current executive officers is set forth below.

GEORGE APOSTOL

George Apostol, age 45, was appointed Executive Vice President, Engineering and Operations and Chief Technology Officer in March 2010. Prior to his appointment, he was Chief Technology Officer from May 2008 to February 2010. Mr. Apostol has over 20 years of experience in the systems electronics and semiconductor industries. From May 2005 to May 2008, Mr. Apostol served as Chief Technology Officer and Vice President of Engineering at PLX Technology, Inc., an integrated circuits company. Mr. Apostol was Vice President of Engineering at Audience, Inc., a supplier of audio software and semiconductor systems, from May 2004 to May 2005 and Vice President of Engineering at Brecis Communications Corporation, the inventor of the popular Multi-service Processor (MSP), from February 2000 to April 2004. Prior to that, he held various senior engineering and management positions at TiVo, Inc., LSI Corporation (formerly LSI Logic Corporation), Silicon Graphics, Inc. and Xerox Corporation. With a strong background designing systems on silicon, he holds several patents in the areas of system bus interface, clocking and buffer management design, and has written and deployed multiple Application-Specification Integrated Circuit (“ASIC”) design productivity tools. Mr. Apostol performed his academic research at the Dana Farber Cancer Institute and Massachusetts Institute of Technology Sloan School of Management and holds a BSEE from Massachusetts Institute of Technology.

KEVIN S. BAUER

Kevin S. Bauer, age 50, was appointed Vice President and Chief Financial Officer in June 2009. Prior to his appointment, he was our Corporate Controller from August 2005 to June 2009 and was promoted to Vice President in December 2008. Before that Mr. Bauer was our Operations Controller from February 2001 to August 2005. Previously, Mr. Bauer was Operations Controller at WaferTech LLC (a joint venture semiconductor fabrication plant of Taiwan Semiconductor Manufacturing Company Limited, Altera Corporation, Analog Devices, Inc. and Integrated Silicon Solution, Inc.) from July 1997 to February 2001. Prior to that he was at VLSI Technology for ten years where he held a variety of increasingly more senior roles culminating in his position as Director, Group Controller-Communications Group. Prior to that he held finance positions at Memorex and Bank of America. Mr. Bauer has over 22 years of finance experience in the semiconductor industry and received an MBA from Santa Clara University and a BS in Business Administration from California Lutheran University.

DIANE HILL

Diane Hill, age 53, was appointed Vice President, Human Resources in April 2010. Since joining Exar in September 2000, Ms. Hill has held various senior Human Resources positions prior to her current role, including Division Vice President, Director and Senior Manager. Before joining Exar, Ms. Hill was Manager, Employment and Affirmative Action at Daisy Systems, and worked as Benefits Supervisor at Teledyne MEC. Ms. Hill has over 17 years of Human Resources experience in the semiconductor industry and over 25 years in combined industries. Ms. Hill holds a B.A. degree in Psychology from the University of California at Santa Barbara.

HUNG P. LE

Hung P. Le, age 49, was appointed Vice President of Engineering in July 2007. Prior to his current position, Mr. Le was Division Vice President of Technology from October 2004 to July 2007. He joined Exar as Director of Technology in March 1995 when we acquired Startech Semiconductor, Inc. Prior to joining Startech in 1994, he was Manager of Technology at Sierra Semiconductor, Inc. Mr. Le has over 25 years of experience in semiconductor physics and design and holds eleven patents. He received his MS and BS in Electrical Engineering and Computer Science from Massachusetts Institute of Technology.

BENTLEY LONG

Bentley Long, age 48, was appointed Vice President of Worldwide Sales in January 2008. Mr. Long joined us as Vice President of North America Sales and Global Distribution in January 1997 and has over 20 years of semiconductor sales and marketing experience. Mr. Long previously worked at VLSI Technology, Inc. as an Area Sales Manager and Worldwide Strategic Account Manager, and also held various technical positions at Texas Instruments Incorporated. He holds a Bachelor of Engineering Degree in Electrical Engineering and Mathematics from Vanderbilt University and an MBA from the University of Tennessee.

FRANK MARAZITA

Frank Marazita, age 54, joined us in March 2010 as our Senior Vice President of Worldwide Operations and Reliability & Quality Assurance. Mr. Marazita has over 30 years of experience in semiconductor manufacturing and his company experience ranges from new startups to well established entities giving him a broad range of skills. Prior to joining us, Mr. Marazita was owner and General Manager for Special-Ops Consulting from November 2005 to March 2009. Prior to Special-Ops Consulting, Mr. Marazita was Vice President of Worldwide Operations and Finance at Analogix Semiconductor, from November 2005 to March 2009. Prior to Analogix, Mr. Marazita held the role of Vice President of Manufacturing and Operations at Brecis Communications from 2000 to 2005. Prior appointments include Vice President Operations for ATI Technology, HOTRAIL, and Exponential Technology. Additionally, Mr. Marazita has held senior Engineering Management Roles at Sun Microsystems, and National Semiconductor. Mr. Marazita has been issued seven semiconductor patents and holds a BSEE degree from Michigan State University.

THOMAS R. MELENDREZ

Thomas R. Melendrez, age 56, joined us in April 1986 as our Corporate Attorney. He was promoted to Director, Legal Affairs in July 1991, and again to Corporate Vice President, Legal Affairs in March 1993. In March 1996, he was promoted to Corporate Vice President, General Counsel and in June 2001, he was appointed Secretary. In April 2003, he was promoted to General Counsel, Secretary and Vice President of Business Development and in July 2005, he was promoted to Senior Vice President of Business Development. In April 2007, he was promoted to his current position as General Counsel, Secretary and Executive Vice President of Business Development. Mr. Melendrez has over 25 years of legal experience in the semiconductor and related industries and he received a BA from the University of Notre Dame, a JD from University of San Francisco and an MBA from Pepperdine University.

PAUL PICKERING

Paul Pickering, age 50, was appointed Executive Vice President of Sales and Marketing in March 2010. Prior to his appointment he was Senior Vice President of Marketing from June 2008 to February 2010. Mr. Pickering has over 28 years of semiconductor marketing and sales experience. Prior to joining us, Mr. Pickering was the Vice President of Field Operations for Innovative Silicon from March 2007 to June 2008, a venture-capital funded company that developed a pioneering memory—Z-RAM®—technology for stand-alone DRAM and embedded memory applications. Prior to Innovative Silicon, from May 2003 to March 2007 Mr. Pickering was executive vice-president of sales and marketing of Xpedion Design Systems, Inc., a private, venture-funded developer of design solutions for RFIC which was acquired by Agilent Technologies, Inc. in 2006. Prior to Agilent Technologies, Mr. Pickering worked in senior management sales and marketing roles at Fairchild, Toshiba, LSI Corporation, and PMC-Sierra. Mr. Pickering received a BS in Social Science from the West Chester University of Pennsylvania.

PEDRO (PETE) P. RODRIGUEZ

Please see information regarding Mr. P. Rodriguez under Proposal 1 above.

TRONG VU

Trong Vu, age 57, joined us in October 2007 as our Chief Information Officer and Vice President of Information Technology. Mr. Vu has over 25 years of experience with leading semiconductor companies. Prior to joining us, Mr. Vu was founder, CIO and Information Systems consultant of EGIS Systems Inc., since April 2002. Prior to EGIS Systems Inc., Mr. Vu held the role of Vice President of Information Technology at Mattson Technology Inc. from 2000 to 2002. Additionally, Mr. Vu was Director of IT at LSI Logic and National Semiconductor from 1981 to 2000. Mr. Vu has a broad background in system integration as well as developing enterprise software. Mr. Vu has also been involved in building computer centers and infrastructure needed for companies to effectively run their worldwide information systems. Mr. Vu received his Bachelor of Information System Management degree from University of San Francisco.

JIEBING WANG

Jiebing Wang, age 42, joined us in April 2009 after the completion of our acquisition of hi/fn, inc. (“Hifn”) as Vice President of Acceleration Technology; General Manager of China Development Center. Dr. Wang joined Hifn in March 2004 as President of Hifn’s China Operations based in Hangzhou and was promoted to Vice President of Worldwide Engineering and General Manager of Hifn’s China Product Operations in March 2007. Before joining Hifn, Dr. Wang was a founder and CTO of Hangzhou C-Sky Microsystems from 2002 to 2004, where he led the development of a high performance 32-bit embedded CPU. Dr. Wang has held technical positions with Nishan Systems, Philips Semiconductors and Toshiba America from 1998 to 2002. Dr. Wang has extensive technical experiences in the area of networking, security and embedded systems. Dr. Wang earned his Ph.D. in physics from the University of Nevada, and a master’s degree in electrical engineering from Stanford University.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of July 15, 2010:

•	each stockholder who is known by the Company to own beneficially more than 5% of the Company’s Common Stock;

•	each of the Company’s Named Executive Officers;

•	each of the Company’s Directors; and

•	all of the Company’s Directors and executive officers as a group.

Unless otherwise indicated, to the Company’s knowledge, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 44,206,270 shares of Common Stock outstanding as of July 15, 2010. In computing the number and percentage of shares beneficially owned by a particular person, shares of Common Stock subject to options currently exercisable or exercisable within sixty (60) days after July 15, 2010 and restricted stock units for shares of Common Stock which are scheduled to vest and be distributed within sixty (60) days after July 15, 2010 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each person listed in the table below is c/o Exar Corporation, 48720 Kato Road, Fremont, California 94538.

Beneficial Owner	Beneficial Ownership(1)
	Number of Shares	Percent of Total
Alonim Investments Inc.(2) 1501 McGill College Avenue, 26th Floor, Montreal, Quebec, H3A 3N9	7,591,607	17.17%
Royce & Associates, LLC(4) 1414 Avenue of the Americas, New York, NY 10019	3,736,389	8.45%
Dimensional Fund Advisors LP(3) 1299 Ocean Avenue, Santa Monica, CA 90401	3,596,514	8.14%
Soros Fund Management, LLC(8) 888 Seventh Avenue, 33rd Floor, New York, NY 10106	3,426,406	7.75%
BlackRock, Inc.(7) 40 East 52nd Street, New York, NY 10022	3,031,951	6.86%
Renaissance Technologies LLC(5) 800 Third Avenue, New York, NY 10022	2,722,354	6.16%
Artis Capital Management, L.P.(6) One Market Plaza, Steuart Street Tower, Suite 2700, San Francisco, CA 94105	2,355,665	5.33%
Izak Bencuya(9)	12,205	*	%
Pierre Guilbault(10)	48,852	*	%
Brian Hilton(11)	58,200	*	%
Richard L. Leza(12)	96,250	*	%
Gary Meyers(13)	44,625	*	%
Juan (Oscar) Rodriguez(14)	71,000	*	%
Pedro (Pete) P. Rodriguez(15)	418,814	*	%
Albert E. Sisto(16)	14,470	*	%
George Apostol(17)	88,345	*	%
Kevin Bauer(18)	24,487	*	%
J. Scott Kamsler(19)	21,659	*	%
Paul Pickering(20)	76,558	*	%
Jiebing Wang(21)	26,653	*	%
All Directors and executive officers as a group (18 persons)(22)	1,246,438	2.76%

*	Represents beneficial ownership of less than one percent of the Common Stock.

(1)	This table is based on information supplied by the executive officers, Directors, and principal stockholders and on Schedules 13D, 13G and 13G/A filed with the SEC.

(2)

Based on a Schedule 13D filed with the SEC on September 4, 2007, Alonim Investments Inc. (“Alonim”) owned beneficially and of record, as of August 25, 2007, 7,591,607 shares of Common Stock through its wholly owned affiliate, Rodfre Holdings LLC. Each of Alonim, Robmilco Holdings Ltd. (“Robmilco”) and Robert G. Miller reported sole voting power and sole dispositive power with respect to such shares. As of August 25, 2007, Robmilco, a shareholder of Alonim, had no direct beneficial ownership and its only indirect beneficial ownership is as reported by Alonim; Robert G. Miller is the majority shareholder of Robmilco. Robert G. Miller, the sole director and president of Alonim, may be deemed to share the power to vote or direct the voting of and to dispose or direct the disposition of such shares as a result of his management position with Alonim. Alonim and its affiliates disclaim beneficial ownership of 150,277 shares held by Joie Investment Holding LLC (“Joie”). Rodney H. Miller, one of the beneficiaries of a trust that is a shareholder of Alonim, and MJM Publicity Ltd. beneficially own, respectively, 77.77% and 22.227% of the voting stock of the parent company of Joie. Rodney H. Miller shares with MJM Publicity Ltd. the power to vote and to dispose of the 150,277 shares of Common Stock held through Joie. In addition, Alonim and its affiliates disclaim beneficial ownership of 34,852 shares subject to outstanding options granted to Pierre Guilbault, which were exercisable on July 15, 2010, or within 60 days after that date. Mr. Guilbault is an executive officer of Future Electronics Inc., an affiliate of Alonim. The address provided in the filing for Robmilco is the same as the address provided in the filing for Alonim and such address is noted in the table above. The residential address provided in the filing for Robert G. Miller is 78 Summit Crescent, in Montreal (Westmount), Quebec, Canada.

(3)

Based on a Schedule 13G/A filed with the SEC on February 8, 2010, Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”) reported sole voting power with respect to 3,523,309 shares of Common Stock and sole dispositive power with respect to 3,596,514 shares of Common Stock. Dimensional disclaims beneficial ownership of such shares.

(4)

Based on a Schedule 13G/A filed with the SEC on January 25, 2010, Royce & Associates, LLC (“Royce”) reported sole voting power and sole dispositive power with respect to 3,736,389 shares of Common Stock.

(5)

Based on a Schedule 13G/A filed with the SEC on February 12, 2010, Renaissance Technologies LLC (“Renaissance”) and James H. Simons each reported sole voting power and sole dispositive power with respect to 2,722,354 shares of Common Stock beneficially owned by Renaissance. Mr. Simons is a control person of Renaissance.

(6)

Based on a Schedule 13G/A filed with the SEC on February 16, 2010, Artis Capital Management, L.P. (“Artis”), Artis Capital Management, Inc. (“Artis Inc.”) and Stuart L. Peterson each reported shared voting power and shared dispositive power with respect to 2,355,665 shares of Common Stock. Artis, Artis Inc. and Mr. Peterson each expressly disclaims membership in a group. Artis is a registered investment adviser and is the investment adviser of investment funds that hold such shares for the benefit of the investors in those funds. Artis Inc. is the general partner of Artis. Mr. Peterson is the president of Artis Inc. and the controlling owner of Artis and Artis Inc. Each of Artis, Artis Inc. and Mr. Peterson disclaims beneficial ownership of such shares, except to the extent of that person’s pecuniary interest therein.

(7)

Based on a Schedule 13G filed with the SEC on January 29, 2010, BlackRock, Inc. (“BlackRock”) reported sole voting power and sole dispositive power with respect to 3,031,951 shares of Common Stock. As previously announced, on December 1, 2009 BlackRock completed its acquisition of Barclays Global Investors, Ltd (“BGI”) from Barclays Bank PLC. As a result , substantially all of the BGI entities are now included as subsidiaries of BlackRock for the purposes of 13D filings.

(8)

Based on a Schedule 13G/A filed with the SEC on February 16, 2010, Soros Fund Management LLC (“SFM LLC”), George Soros, Robert Soros and Jonathan Soros each reported shared voting power and shared dispositive power with respect to 3,426,406 shares of Common Stock beneficially owned by each of SFM LLC, George Soros, Robert Soros and Jonathan Soros. This number includes 56,073 shares issuable upon exercise of warrant beneficially owned by each of SFM LLC, George Soros, Robert Soros and Jonathan Soros. SFM LLC, George Soros, Robert Soros and Jonathan Soros each expressly disclaims membership in a group. George Soros serves as Chairman of SFM LLC, Robert Soros serves as Deputy Chairman of SFM LLC, and Jonathan Soros serves as President and Deputy Chairman of SFM LLC.

(9)	Includes 8,000 shares subject to outstanding options granted to Dr. Bencuya, which were exercisable on July 15, 2010, or within 60 days after that date.

(10)

Includes 34,852 shares subject to outstanding options granted to Mr. Guilbault, which were exercisable on July 15, 2010, or within 60 days after that date. Mr. Guilbault is an executive officer of Future Electronics Inc., an affiliate of Alonim Investments Inc., and therefore may be deemed to beneficially own the shares listed in the table for Alonim Investments Inc. Mr. Guilbault disclaims beneficial ownership of those shares and of the 150,277 shares owned by Joie Investment Holding LLC described in footnote (2) above.

(11)	Includes 43,200 shares subject to outstanding options granted to Mr. Hilton, which were exercisable on July 15, 2010, or within 60 days after that date.

(12)	Includes 54,000 shares subject to outstanding options granted to Mr. Leza, which were exercisable on July 15, 2010, or within 60 days after that date.

(13)	Includes 16,000 shares subject to outstanding options granted to Mr. Meyers, which were exercisable on July 15, 2010, or within 60 days after that date.

(14)	Includes 54,000 shares subject to outstanding options granted to Mr. O. Rodriguez, which were exercisable on July 15, 2010, or within 60 days after that date.

(15)	Includes 380,667 shares subject to outstanding options granted to Mr. P. Rodriguez, which were exercisable on July 15, 2010, or within 60 days after that date.

(16)	Mr. Sisto ceased to serve as a Director of the Company effective September 16, 2009.

(17)	Includes 75,000 shares subject to outstanding options granted to Mr. Apostol, which were exercisable on July 15, 2010, or within 60 days after that date.

(18)	Includes 9,000 shares subject to outstanding options granted to Mr. Bauer, which were exercisable on July 15, 2010, or within 60 days after that date.

(19)	Mr. Kamsler resigned as the Company’s Senior Vice President and Chief Financial Officer effective June 23, 2009.

(20)	Includes 62,500 shares subject to outstanding options granted to Mr. Pickering, which were exercisable on July 15, 2010, or within 60 days after that date.

(21)	Includes 22,500 shares subject to outstanding options granted to Dr. Wang, which were exercisable on July 15, 2010, or within 60 days after that date.

(22)

Includes 946,251 shares subject to outstanding options exercisable on July 15, 2010, or within 60 days after that date, including those identified in footnotes (9), (10), (11), (12), (13), (14), (15), (17), (18), (20) and (21).

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

This section describes the material elements of compensation awarded to, earned by or paid to the individuals who served as the Company’s principal executive officer or the Company’s principal financial officer during fiscal year 2010, as well as the Company’s three other most highly compensated executive officers during fiscal year 2010. These individuals are listed in the Summary Compensation Table below and are referred to herein as the “Named Executive Officers.” As noted below, Mr. Kamsler resigned as the Company’s Senior Vice President and Chief Financial Officer effective June 23, 2009.

The Company’s executive compensation programs are determined and approved by the Company’s Compensation Committee. The Compensation Committee currently consists of three (3) Directors: Messrs. Bencuya (Chair), Leza and O. Rodriguez. None of the Company’s Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does consider the recommendations of the Company’s Chief Executive Officer and President in setting compensation levels for the Company’s other executive officers.

Executive Compensation Program Objectives and Overview

The Compensation Committee conducts periodic reviews of the Company’s executive compensation programs to help ensure that:

•

the program is designed to achieve the Company’s goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability;

•	the program equitably rewards performance which is tied to creating stockholder value; and

•	the program provides compensation levels that are reasonable in light of the executive compensation programs of similar companies.

The Company’s current executive compensation program is based on three components, which are designed to be consistent with the Company’s compensation philosophy: (1) base salary; (2) annual incentive awards; and (3) long-term incentive equity awards, including stock options and awards of restricted stock units that are subject to time-based and/or performance-based vesting requirements. The Company also provides severance benefits to certain Named Executive Officers if their employment terminates under certain circumstances.

In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and/or motivates performance by the executive. Base salaries, severance and other termination benefits are primarily intended to attract and retain highly qualified executives. These are the elements of the Company’s executive compensation program where the value of the benefit in any given year is not dependent on performance (although base salary amounts and benefits determined by reference to base salary may increase from year to year depending on performance, among other things). The Company believes that providing predictable compensation levels helps the Company to attract and retain top executives and reward their continued productive service. Annual incentive awards are primarily intended to motivate the Named Executive Officers to achieve specific short-term strategies and operating objectives, while the Company’s long-term incentive awards are primarily intended to align the Named Executive Officers’ long-term interests with stockholders’ long-term interests (although annual incentive awards paid in the form of equity also serve to further align the interests of executives with those of stockholders). Annual and long-term incentive awards are designed to reward performance and thus the creation of stockholder value, although the Company believes these elements of its executive compensation program also help the Company to attract and retain top executives.

The Compensation Committee believes that performance-based compensation such as annual and long-term incentives play a significant role in aligning management’s interests with those of the Company’s stockholders. For this reason, these forms of compensation are generally paid to executives in the form of equity and constitute a substantial portion of each of the Named Executive Officers’ potential compensation. For fiscal year 2010, the Compensation Committee approved executive compensation arrangements for Mr. P. Rodriguez that were intended to result in approximately 87.5% of his total direct compensation being incentive-based compensation, while the arrangements approved for the Company’s other Named Executive Officers were intended to result in approximately 40% of each executive’s total direct compensation being performance-based and/or linked to the value of the Company’s stock price, with base salary in each case constituting the balance of the Named Executive Officer’s total direct compensation for the fiscal year. As used in this discussion, the term “total direct compensation” means the aggregate amount of the executive’s base salary, target annual incentive awards, and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in the Company’s financial reporting. The Company’s compensation packages are designed to promote teamwork, initiative and resourcefulness by setting specific performance goals for the Company’s executive team and linking their compensation directly to the achievement of those goals.

Compensation Consultants; Review of Compensation Data

From time to time as the Compensation Committee deems appropriate, it retains independent compensation consultants to help identify appropriate peer group companies and to obtain and evaluate current executive compensation data. As noted above, the Compensation Committee retained Compensia as its independent compensation consultant for fiscal year 2010. Compensia advised the Compensation Committee with respect to trends in executive compensation both in general and relative to Exar’s peer group, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay, proportion of annual cash pay to long-term incentive pay), and setting recommended compensation levels. Except for the consulting services provided to the Compensation Committee, Compensia did not perform any other services for the Company or its management.

The Compensation Committee approved the following group of companies as peer companies and referred to compensation data provided by Compensia for these companies in making its compensation decisions for fiscal year 2010:

Applied Micro Circuits Corporation	Microtune, Inc.
Cavium Networks, Inc.	Mindspeed Technologies, Inc.
Cirrus Logic, Inc.	PLX Technology, Inc.
Ikanos Communications, Inc.	Power Integrations, Inc.
Micrel, Incorporated	Volterra Semiconductor Corporation

In response to the Company’s recent acquisitions and overall growth, the Compensation Committee modified the above list of peer companies in the third quarter of fiscal year 2010, removing Cavium, Ikanos, Microtune, PLX and Volterra and adding Actel Corporation, Adaptec, Inc., Lattice Semiconductor Corporation, Silicon Image, Inc. and Standard Microsystems Corporation. In making such modifications, the Compensation Committee considered overall revenues, market cap and product focus of these companies to select a group the committee felt was similar to the Company.

In addition, the Compensation Committee reviewed data from the Radford Executive Survey, a broad-based survey of executive compensation in which a large number of high-tech companies (in particular semiconductor companies) participate, including many of the peer companies listed above. In reviewing this survey data, the Compensation Committee does not focus on any particular company used in the survey (other than those companies identified above as peer companies).

The Company views its current executive compensation program as one in which the individual components combine together to create a total compensation package for each Named Executive Officer that the Company believes achieves its compensation objectives. In general, the Compensation Committee targets executives’ total cash compensation around the 50th percentile for similarly situated executives at the companies described above, but the Compensation Committee does not specifically “benchmark” compensation at that level and retains discretion to set compensation at higher or lower levels as it deems appropriate in the circumstances.

For fiscal year 2010, the target cash compensation for each of the Named Executive Officers was at approximately the 50th percentile for similarly situated executives, except that the target cash compensation for Mr. Bauer was below the 25th percentile and the target cash compensation for each of Mr. Apostol and Dr. Wang was above the 70th percentile. Mr. Apostol’s target cash compensation was above the 50th percentile primarily due to his high seniority level and experience and Dr. Wang’s target cash compensation was above the 50th percentile primarily as a result of terms negotiated in connection with the Hifn acquisition. Mr. Bauer’s target cash compensation was below the 50th percentile primarily because he was only recently promoted to an executive-level position.

Amendments to CEO Employment Agreement

As described below, the Company is a party to an employment agreement with Mr. P. Rodriguez and offer letters with each of the other Named Executive Officers, the material terms of which are described below in this Proxy Statement.

In March 2010, the Company and Mr. P. Rodriguez negotiated an amended and restated version of his employment agreement. The initial term of Mr. P. Rodriguez’s amended employment agreement is three years. The specific compensation components of the amendments to the employment agreement, which became effective on April 29, 2010, are discussed below in this Executive Compensation Discussion and Analysis and the compensation tables and narratives that follow this discussion. The compensation arrangements reflected in the amendments to Mr. P. Rodriguez’s employment agreement were the result of negotiations between Mr. P. Rodriguez and the Company. In negotiating these amendments, the Compensation Committee considered compensation data provided by Compensia for chief executive officers with the peer companies identified above, as well as its own subjective assessment of Mr. P. Rodriguez’s performance since being appointed the Company’s Chief Executive Officer in April 2008. The Compensation Committee determined, in its judgment, that the compensation levels, awards and other terms of Mr. P. Rodriguez’s amended employment agreement were appropriate to retain and provide further incentives to Mr. P. Rodriguez in his role as the Company’s Chief Executive Officer.

Current Executive Compensation Program Elements

Base Salaries

Salaries for the Named Executive Officers are reviewed by the Compensation Committee on an annual basis. The Company has not entered into employment agreements with any of the Named Executive Officers that provide for minimum levels of base salary. In setting specific salary levels for the Company’s executive officers, the Compensation Committee assesses the executive’s past performance and expected future contributions to the Company and the executive’s responsibilities relative to the other executive officers. The Compensation Committee also refers generally to the salaries of similarly situated executives with comparable companies as reflected in the compensation data described above.

From time to time the base salary levels of the Named Executive Officers are adjusted to address market conditions. In February 2009, Mr. P. Rodriguez advised the Compensation Committee that the Company’s executive officers, including each of the Named Executive Officers, had decided in light of current market conditions to take a voluntary reduction of 10% in his or her base salary. In April 2009, the executives’ base salaries were restored to their previous levels, except that the reduction in Mr. P. Rodriguez’s base salary continued until the end of June 2009.

In June 2009, the Compensation Committee approved an increase in Mr. Bauer’s annual base salary to $218,000 in connection with his appointment as the Company’s Chief Financial Officer. The Compensation Committee determined this level to be appropriate in light of Mr. Bauer’s experience and his increased responsibilities in that position.

In March 2010, the Compensation Committee approved an increase in Mr. P. Rodriguez’s annual base salary to $438,000 under his amended employment agreement. This level was established by the Compensation Committee after negotiations with Mr. P. Rodriguez and based on its subjective assessment of Mr. P. Rodriguez’s performance and experience as described above as well as a review of peer data. Following the increase, Mr. P. Rodriguez’s salary was around the 60th percentile for similarly situated executives.

Except as noted above, the Compensation Committee did not make any other adjustments to Named Executive Officers’ base salaries during fiscal year 2010. The Compensation Committee believes that the base salary levels of the Named Executive Officers generally are appropriate in view of competitive practices, the Company’s performance and the contribution of those officers to that performance.

Annual Incentive Program

Historically, annual incentive compensation has been awarded to executive officers based upon multiple performance criteria, including evaluations of personal job performance and performance measured against objective business criteria. Annual incentives also promote retention as the executive is generally required to remain employed with the Company through the end of the fiscal year to receive payment of the incentive for that year. As described below under “Description of Employment Agreements—Cash Compensation,” the Company has entered into employment agreements with the Named Executive Officers that provide for fixed annual target incentives each year (although the Compensation Committee may establish a greater target award for an executive as it deems appropriate). The amount the executive is entitled to receive is determined based on the performance factors specified for that year.

For fiscal year 2010, each of the Named Executive Officers (other than Mr. Kamsler) participated in the Company’s Fiscal Year 2010 Executive Incentive Program (the “executive incentive program”). Each participant’s award under the executive incentive program was denominated in and, subject to achievement of the performance goals described below, would be payable in shares of the Company’s Common Stock. In approving the executive incentive program, the Compensation Committee believed that payment of annual incentives in shares of the Company’s Common Stock would help to further align employee interests with stockholder interests in two ways. First, as in prior years, the payment of incentives to participants in the program would be tied to the Company’s achievement of specific operating goals established for that particular fiscal year. Second, the value of any incentives ultimately paid to participants would depend on the value of the Company’s Common Stock at the end of the fiscal year when the incentives were paid. In addition, the executive incentive program is intended to promote retention as the executive generally must remain employed with the Company through the end of the fiscal year to be eligible to receive an incentive payment for that year.

The number of shares payable to a participant under the executive incentive program would be based on a Company performance factor, an individual performance factor and the participant’s target share award. The Company performance factor would be based on the Company’s financial performance as measured against pre-established net revenue and operating income (loss) goals for the fiscal year. For these purposes, “revenue” and “operating income (loss)” were calculated in accordance with generally accepted accounting principles, except that operating income (loss) was adjusted to exclude certain items from the Company’s operating income such as all stock-based compensation expense, amortization of acquired intangible assets, fair value adjustment of acquired inventories, acquisition-related costs, separation costs of executive officers, acceleration of depreciation on abandoned equipment, goodwill and other intangible asset impairment, impairment charges on investments, and income tax effects. In addition, the effects of the acquisitions of Galazar and Neterion, which had not occurred prior to the determination of the performance factors for the fiscal year, were also excluded. The adjusted operating income (loss) measure is referred to in this discussion as “non-GAAP operating income (loss)”. For fiscal year 2010, the Compensation Committee established a net revenue performance target of $131.9 million and a non-GAAP operating income (loss) performance target of an $8.2 million non-GAAP operating loss.

The Company performance factor under the executive incentive program would be determined using the following matrix:

Net Revenue—Percentage of Target
	100%	103%	107%	111%
(a)	Target + $14.6M	Target + $15.7M	Target + $16.8M	Target + $18.0M
(b)	70%	80%	90%	100%
(a)	Target + $11.9M	Target + $12.9M	Target + $13.8M	Target + $14.6M
(b)	40%	50%	60%	70%
(a)	Target + $5.9M	Target + $7.4M	Target + $7.9M	Target + $10.7M
(b)	20%	25%	30%	35%
(a)	Target	Target + $1.6M	Target + $4.0M	Target + $6.2M
(b)	0%	10%	15%	20%

(a)—Improvement over Non-GAAP Operating Income (Loss) Target

(b)—Company performance factor

The Company’s net revenue would be used to determine the applicable column of the matrix, and the Company’s non-GAAP operating income (loss) would be used to determine the Company performance factor within that column. Accordingly, if the Company achieved 107% of the performance target for net revenue for fiscal year 2010 and the Company’s non-GAAP operating income (loss) for fiscal year 2010 as determined for purposes of the executive incentive program exceeded the performance target by $13.8 million, the Company performance factor would be 60%. If the Company’s performance fell between two levels indicated in the chart above, the Company performance factor would be determined based on the lower of the two levels and would not be prorated to reflect partial performance above that level. The maximum percentage that could be awarded for the Company performance factor was 100%.

The Compensation Committee established the performance goals for net revenue and non-GAAP operating income (loss) with the expectation that they would be met only if the Company performed at a high level during the fiscal year. As reflected in the chart above, the Company performance factor would be 0% and no annual incentives would be paid under the executive incentive program (regardless of individual performance) if the Company did not exceed the target level of performance for at least one performance measure and achieve at least the target level of performance for the second performance measure. In addition, the Company would need to surpass one or both of the performance goals by a significant margin in order for the executive to receive more than a minimal percentage of his or her target incentive under the program. In structuring the executive incentive program, the Compensation Committee expected that substantial incentives would be paid under the program only if the Company performed at an extremely high level.

For the individual performance factor of the executive incentive program, the Compensation Committee established performance goals for each executive for fiscal year 2010 and determined the executive’s performance with respect to those goals, in each case after taking into account the recommendations of the Company’s Chief Executive Officer and President (with respect to each participant in the program other than himself). For Mr. P. Rodriguez, the individual goals for fiscal year 2010 included achieving the corporate revenue and operating income targets identified above, integrating the operations of acquired companies Hifn and Galazar Networks Inc. (“Galazar”) with those of the Company, increasing the total sales of the Company’s digital power management products, increasing the Company’s gross margin to 54% by the end of fiscal year 2010 and improving the Company’s design wins backlog. For Mr. Bauer, the individual performance goals included implementing an inventory and cost module in the Company’s ERP system with the Company’s operations, purchasing and IT departments, completing the integration of various systems of Hifn and Galazar with those of the Company, and improving processes in key areas of the Company’s finance department. Mr. Apostol’s individual performance goals included enhancing corporate in-house technical expertise, aligning third party deliverables with vendors, semiconductor fabrication plants and suppliers, improving architecture, methodology, intellectual property development, and software competency for developing solution level products and establishing certain tier 1 customer relationships. For Mr. Pickering, individual performance goals included achieving certain revenue and design win goals within each of the Company’s product lines as well as hitting target production release dates for specific products within each of the Company’s product lines and completing a FY11 product definition roadmap. Dr. Wang’s individual performance goals included reaching target completion dates on specified critical product designs and implementing improved Systems on a Chip methodologies.

Finally, each participant in the executive incentive program for fiscal year 2010 was assigned a target share award. The Compensation Committee assigned each participant a target incentive, which was expressed as a percentage of the participant’s base salary. Mr. P. Rodriguez’s employment agreement provides that his target incentive for fiscal year 2010 would be 87.5% of his base salary. For fiscal year 2010, the Compensation Committee determined that for Mr. Apostol and Mr. Pickering, the target incentive would be 40% of the executive’s base salary, and for Mr. Bauer and Dr. Wang, the target incentive would be 35% of the executive’s base salary. These levels are the same as in prior years for Mr. Apostol and Mr. Pickering, with Mr. Bauer’s target incentive having been slightly increased over his fiscal year 2009 target incentive in connection with his promotion to Chief Financial Officer, and reflect the Compensation Committee’s practice of maintaining consistent levels of target incentives each year unless an executive has been promoted or otherwise has had a substantial increase in his or her responsibilities. Dr. Wang joined the Company in April 2009 and did not participate in the fiscal year 2009 incentive program. The Compensation Committee believes that these target levels are appropriate in view of competitive practices. The target incentive amounts were then converted into a number of shares determined by dividing the target incentive by $7.50, which was approximately ten percent higher than the per-share amount of the Company’s net tangible assets at the beginning of fiscal year 2009 (and was also approximately one dollar more than the trading price of the Company’s Common Stock in May 2009 when the executive incentive program was adopted). The Compensation Committee used a dollar value greater than the value of the Company’s Common Stock at the time (resulting in fewer shares being subject to the target award level) in order to create an additional incentive for participants to work to increase the Company’s stock price during the fiscal year and create value for its stockholders. Based on this conversion, the target number of shares for each of the Named Executive Officers was as follows: Mr. P. Rodriguez, 46,667 shares; Mr. Bauer, 9,240 shares; Mr. Apostol, 12,800 shares; Mr. Pickering, 12,267 shares; and Dr. Wang, 10,154 shares.

At the end of the fiscal year, the Compensation Committee determined that, although the Company achieved the target levels for net revenue and non-GAAP operating income (loss) for fiscal year 2010 identified above, the Company’s actual performance did not exceed the performance target for either performance measure by an amount sufficient to trigger payment of incentive awards under the matrix above. Accordingly, no incentives were paid under the executive incentive program for fiscal year 2010. However, as described below under “Subsequent Compensation Actions,” the Compensation Committee determined in June 2010 to grant equity awards to a number of key employees of the Company, including each of the Named Executive Officers, in recognition of such individuals’ contributions toward the Company’s operational achievements during fiscal year 2010.

Long-Term Incentive Program

The Company’s policy is that the long-term compensation of the Named Executive Officers and other executive officers should be directly linked to the ongoing effort to create value for the Company’s stockholders. Therefore, the Company has historically made annual grants of stock options and restricted stock unit awards to provide further incentives to the Company’s executives to help increase stockholder value. The Compensation Committee bases its award grants to executives each year on its subjective assessment of a number of factors, including:

•	the executive’s position with the Company and total compensation package;

•	the executive’s performance of his or her individual responsibilities;

•	the executive’s ability to contribute to the Company’s ongoing efforts to create value for stockholders;

•	the value of the executive’s outstanding (unvested) equity;

•	the equity participation levels of comparable executives at comparable companies; and

•	the executive’s contribution to the success of the Company’s financial performance.

In addition, the Compensation Committee also considers, as general information in determining the size, frequency and type of long-term incentive grants, the tax consequences of the grants to the individual and the Company, the accounting impact of the grants to the Company and the potential dilutive effects of the grants to the Company’s stockholders.

Long-term incentive award grants are generally approved at the meeting of the Compensation Committee held each fiscal year in conjunction with the Company’s annual meeting of stockholders. This meeting is scheduled well in advance and typically held in September. Other than the annual award grants and grants made in connection with the hiring or promotion of employees or other special circumstances, the Compensation Committee generally does not grant equity awards at any other time during the year. As previously disclosed, however, the Company did not grant equity awards in connection with its 2007 annual meeting of stockholders. In light of this fact and in order to smooth out the timing of grants and the vesting schedules applicable to employees’ and executives’ outstanding awards from the Company, the Compensation Committee determined that it would be appropriate to make the annual award grants for fiscal year 2009 in April 2008 (rather than waiting until the 2008 annual meeting) and to make the annual award grants for fiscal year 2010 in July 2009. The Compensation Committee plans to return to its normal schedule for fiscal year 2011 of approving the annual award grants at the time of the annual stockholder meeting.

All long-term incentive award grants are approved by the Compensation Committee, except the Compensation Committee has delegated to the Chief Executive Officer the authority to approve option grants to new employees (other than executive officers) using grant levels previously approved by the Compensation Committee. In each case, grants approved by the Compensation Committee or the Chief Executive Officer do not become effective until the first trading day of the month following the month in which the grant was approved. The Compensation Committee has implemented this process to help ensure that option grants are made on a regular and consistent basis without regard to stock price performance or the Company’s release of material information.

Stock Options. The Company makes a portion of the Company’s long-term incentive grants to Named Executive Officers in the form of stock options with an exercise price that is equal to the closing price of the Company’s Common Stock on the grant date. Thus, the Named Executive Officers will only realize value on their stock options if the stock price increases during the period between the grant date and the date the stock option is exercised. The stock options also function as a retention incentive for the Company’s executives as they typically vest ratably on each annual anniversary over the four-year period after the date of grant.

Restricted Stock Units. The Company may also grant long-term incentive awards to Named Executive Officers in the form of restricted stock units. In general, the restricted stock units vest over a period of three years following the date of grant and, upon vesting, are paid in shares of the Company’s Common Stock. Thus, the units are designed both to further link executives’ interests with those of the Company’s stockholders as the units’ value is based on the value of the Company’s Common Stock and to provide a long-term retention incentive for the vesting period as they generally have value regardless of stock price volatility.

Performance Stock Units. The Company may also grant long-term incentive awards to Named Executive Officers in the form of performance stock units. These performance stock units will generally vest only if the Company achieves certain pre-established financial goals during the fiscal year. Thus, the units provide executives an additional incentive to help the Company achieve specific financial or strategic objectives for the fiscal year that are intended to promote long-term growth of the Company and create value for the Company’s stockholders. They also provide a retention incentive as the executive must be employed with the Company through the performance period to be eligible to vest in the units if the performance criteria are satisfied.

Fiscal year 2010 Equity Grants

In July 2009, the Compensation Committee approved grants of 24,000, 15,000 and 21,000 performance stock units to Messrs. P. Rodriguez, Apostol and Pickering, respectively. These performance stock units would be eligible to vest only if the Company achieved the performance targets for both net revenue and non-GAAP operating income (loss) for fiscal year 2010 identified above under “Fiscal 2010 Executive Incentive Program.” If both of the targets were achieved, the performance stock units would vest in annual installments over the three-year period after the date of grant, subject to the executive’s continued service with the Company, to create an additional retention incentive. In determining the number of shares to be subject to each grant, the Compensation Committee considered the retention value of these grants as well as historical grant levels and its subjective assessment of the individual performance of each executive during the prior fiscal year. The Compensation Committee determined that these grant levels were appropriate in light of the performance incentives intended to be created in making these grants. In May 2010, the Compensation Committee determined that the performance targets for net revenue and non-GAAP operating income (loss) for fiscal year 2010 were achieved. Accordingly, each of these performance stock unit awards will vest in annual installments over the three-year period following the July 2009 grant date, subject in each case to the executive’s continued service with the Company through the vesting date.

Following the Company’s acquisition of Hifn in April 2009, Dr. Wang was appointed as the Company’s Vice President of Acceleration Technology; General Manager of China Development Center. In connection with his appointment, Dr. Wang was granted an option to purchase 90,000 shares of the Company’s Common Stock and an award of 12,000 restricted stock units. The option was scheduled to vest in annual installments over a four-year period, and the restricted stock units were scheduled to vest in annual installments over a three-year period. These grants were negotiated with Dr. Wang in the context of the acquisition and approved by the Compensation Committee after taking into account Dr. Wang’s experience and expected contributions to the Company and the grant levels for employees recently hired by the Company for similar positions.

In connection with his appointment as the Company’s Chief Financial Officer in June 2009, the Compensation Committee approved a grant to Mr. Bauer of 15,000 restricted stock units, which were scheduled to vest in annual installments over the three-year period following the date of grant. In determining the number of shares subject to the grant, the Compensation Committee considered a number of factors, including Mr. Bauer’s total target compensation package, the retention value of Mr. Bauer’s equity holdings and Mr. Bauer’s total equity holdings relative to grant levels for employees recently hired by the Company for similar positions.

During the third quarter of fiscal year 2010, the Compensation Committee approved a grant of stock options to Mr. Bauer covering 30,000 shares, which is scheduled to vest in annual installments over a four-year period. This grant was a planned award following review and evaluation of Mr. Bauer’s performance in the six months following his promotion to Chief Financial Officer.

In the fourth quarter of fiscal year 2010, the Compensation Committee approved the grant of stock options to Messrs. Apostol and Pickering, each covering 60,000 shares, in connection with increased responsibilities assumed by such individuals and to reward individual performance in connection with the acquisitions of Hifn and Galazar. In making these grants, the Compensation Committee also considered the retention value of these executives’ total equity holdings and the value of these holdings relative to the equity holdings of similarly situated executives with the peer companies identified above. Each of these grants is scheduled to vest in annual installments over a four-year period.

In March 2010, the Compensation Committee approved grants to Mr. P. Rodriguez of an option to purchase 160,000 shares of the Company’s Common Stock and an award of 56,000 performance stock units in connection with his entering into an amended employment agreement. These grants became effective May 1, 2010. The option will vest in full on the third anniversary of the grant date. The performance stock units will vest only if the Company has two fiscal quarters of positive EBIT (earnings before interest and taxes) between December 28,

2009 and March 27, 2011. If the EBIT goal is met, the performance stock units will vest in annual installments of 16,000, 16,000 and 24,000 units, respectively, over the three-year period after the grant date. For these purposes, EBIT will be calculated in a manner consistent with the Company’s current practice of calculating non-GAAP financial measures, as described under “Annual Incentive Program” above, and shall be the EBIT for the core-business of the Company. The Compensation Committee believes that the choice of EBIT as performance metric is consistent with the goal of achieving near term profitability. The Compensation Committee determined in its judgment that this mixture of options and performance stock units would provide Mr. P. Rodriguez an appropriate combination of retention and performance incentives over the three-year period covered by his amended employment agreement. The Compensation Committee established the levels for these grants after its review of the peer company data described above and based on its subjective assessment of Mr. P. Rodriguez’s performance as the Company’s Chief Executive Officer. The Compensation Committee believes that these grant levels are consistent with the Company’s general philosophy that executives’ equity awards should be around the 50th percentile of the competitive compensation market as described above.

For more information regarding the grants described above, please see “Grants of Plan-Based Awards” below.

Severance and Other Benefits upon Termination of Employment

The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers.

Under his amended employment agreement with the Company, Mr. P. Rodriguez would be entitled to severance benefits in the event of a termination of employment by the Company without cause or by him for good reason. The Company has determined that it is appropriate to provide Mr. P. Rodriguez with severance benefits under these circumstances in light of his position with the Company and as part of his overall compensation package. The severance benefits for Mr. P. Rodriguez are generally determined as if he continued to remain employed by the Company for one year following his actual termination date. Because the Company believes that a termination by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, the Company believes it is appropriate to provide severance benefits following such a constructive termination of the executive’s employment.

The Company believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of the Company’s executive officers as many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage the Company’s executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction may be uncertain, the Company provides each of the Named Executive Officers (other than Mr. Bauer) with severance benefits if their employment is actually or constructively terminated by the Company without cause in connection with a change in control. The change of control severance benefits for these executives are generally determined as if they continued to remain employed for three months to one year following their actual termination date, depending on the length of their service with the Company.

The Company believes that the Company’s executive officers should receive such change in control severance benefits if their employment is constructively terminated in connection with a change in control. Otherwise, potential acquirers could constructively terminate a Named Executive Officer’s employment (for example, by a material reduction in the executive’s duties) and avoid paying any severance benefits at all without this protection. Because the Company believes that constructive terminations in connection with a change in control are conceptually the same as actual terminations, these severance arrangements provide that the executive may terminate employment in connection with a change in control under circumstances that the Company believes would constitute a constructive termination of the Named Executive Officer’s employment.

The Company does not believe that Named Executive Officers should be entitled to receive cash severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment. However, as described below under “Grants of Plan-Based Awards,” outstanding options and other equity-based awards granted under the Company’s equity incentive plans, including those awards held by the Named Executive Officers, may accelerate on a change in control of the Company unless otherwise provided by the Board of Directors.

In addition, the amendments to Mr. P. Rodriguez’s employment agreement in March 2010 described above added certain rights to accelerated vesting of his outstanding equity awards to his severance benefits. If his employment is terminated by the Company without cause or by him for good reason, he would be entitled to twelve months’ accelerated vesting of his outstanding equity awards or full acceleration of his awards if such a termination occurred in connection with a change in control. The Compensation Committee believed that it was appropriate to include these accelerated vesting provisions in Mr. P. Rodriguez’s amended employment agreement after its review of the peer company data described above and based on its subjective belief that Mr. P. Rodriguez should realize value on his then-outstanding equity awards if his employment were to terminate in the circumstances described above.

For more information regarding these severance arrangements, please see “Potential Payments upon Termination or Change in Control” below.

Risk Assessment of Executive Officer Compensation

The Company believes the various components of the total compensation package of the executive officers, as discussed above, are appropriately balanced so as to avoid any excessive risk taking by such individuals. Long-term equity incentives represent the predominant component and promote a commonality of interest between the executive officers and the Company’s stockholders in sustaining and increasing stockholder value. The value of the equity component is tied directly to the market price of the Company’s Common Stock, and that value, accordingly, increases as the price of the Common Stock appreciates and stockholder value is created. In addition, an increasing portion of the equity component is in the form of restricted stock units. While stock options may encourage risk taking in the short term due to the fact that the grants will only have value if the price of the underlying shares increases, restricted stock units have value even as the market price of the Company’s Common Stock fluctuates over time and are less likely to contribute to excessive risk taking. The restricted stock unit awards will also vest over a period of years, and that vesting element encourages the award recipients to focus on sustaining the Company’s long-term performance. Because such awards are typically made on an annual basis, the executive officers always have unvested awards outstanding that could decrease significantly in value if the Company’s business is not managed to achieve its long term goals.

The Company also believes that the performance-based nature of the annual incentive program does not encourage excessive risk-taking by the executive officers. Awards under the annual incentive program for executives are denominated in restricted stock units to further align the interests of executives with those of our stockholders and are determined using multiple performance criteria. In addition, the awards are subject to adjustment by the Compensation Committee based on the executive’s individual performance.

Accordingly, the Company has concluded that its overall executive compensation structure is not overly-weighted toward short-term incentives, and the Company has taken what it believes are reasonable steps to protect against the potential of creating short-term incentives that might encourage excessive risk taking.

Clawback Policy

As part of the amendment of his employment agreement in March 2010, Mr. P. Rodriguez agreed that, in the event that the Company were required to prepare an accounting restatement due to its material noncompliance, as a result of misconduct (regardless of whether such misconduct were by Mr. P. Rodriguez), with any financial reporting requirement under U.S. securities laws, he would reimburse the Company for any bonus or other incentive-based or equity-based compensation received by him from the Company during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document that embodies such financial reporting requirement, and any profits realized from the sale of securities of the Company by him during that 12-month period.

Subsequent Compensation Actions

On March 17, 2010, the Compensation Committee approved the Fiscal Year 2011 Executive Incentive Program (the “Fiscal 2011 Program”). The Fiscal 2011 Program, which is substantially the same in structure as the annual incentive program for fiscal year 2010 described above, provides incentive opportunities for fiscal year 2011 for the Company’s executive officers (including each of the Named Executive Officers other than Mr. Kamsler) and other key employees selected to participate in the Fiscal 2011 Program.

On June 22, 2010, the Compensation Committee determined that selected key employees of the Company, including each of the Named Executive Officers, would receive a discretionary award of fully vested shares of the Company’s Common Stock, effective July 1, 2010, based on the Committee’s assessment of their individual contributions during fiscal year 2010 towards the Company’s strategic long-term business objectives. The number of shares awarded to each of the Named Executive Officers was as follows: Mr. P. Rodriguez, 10,000 shares; Mr. Bauer, 6,000 shares; Mr. Apostol, 6,000 shares; Mr. Pickering, 6,000 shares; and Dr. Wang, 3,000 shares. In accordance with SEC rules, the value of these grants will be reflected in the compensation tables for fiscal year 2011. The Compensation Committee determined that these awards were appropriate to reward those employees who had contributed to the achievement of significant projects and milestones over the fiscal year that were not immediately reflected in the Company’s performance but were important in the Company’s long-term strategy and to provide retention value to those individuals given that no incentives were paid under the annual incentive programs in fiscal year 2010. In approving these grants, the Compensation Committee considered a number of operational achievements by the Company during fiscal year 2010, including an increase in the number of the Company’s design wins for fiscal year 2010 by 35% over its design wins for fiscal year 2009 and its achievement of more product releases in fiscal year 2010 than in the prior two fiscal years combined. The Compensation Committee also took into account that awards were paid under the Company’s annual incentive program for executives only once in the last five years and determined that the award of shares to these key employees was appropriate in light of the operational achievements during the fiscal year and would help to further align the interest of these employees with those of our stockholders.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and certain other executive officers unless certain performance and other requirements are met. The Company’s intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to the Company’s executive officers. However, the Company reserves the right to design programs that recognize a full range of performance criteria important to the Company’s success, even where the compensation paid under such programs may not be deductible. The Compensation Committee believes that no part of the Company’s tax deduction for compensation paid to the Named Executive Officers for fiscal year 2010 will be disallowed under Section 162(m). The Compensation Committee will monitor the tax and other consequences of the Company’s executive compensation program as part of its primary objective of ensuring that compensation paid to the Company’s executive officers is appropriate, performance-based and consistent with the Company’s goals and the goals of the Company’s stockholders.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the three non-employee Directors named at the end of this report, each of whom is independent as defined by the listing standards of The NASDAQ Global Market.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Izak Bencuya (Chairman)

Richard Leza

J. Oscar Rodriguez

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of Messrs. Bencuya, Leza, Meyers and O. Rodriguez served as members of the Compensation Committee during fiscal year 2010. Messrs. Bencuya, Leza and O. Rodriguez were each members of the Compensation Committee during all of fiscal year 2010 and Mr. Meyers was a member of the Compensation Committee until September 16, 2009. Other than Mr. Leza, no Director who served on the Compensation Committee during fiscal year 2010 is or has been an executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. Mr. Leza served as the Company’s interim Chief Executive Officer from February 22, 2007 to August 25, 2007. None of the Company’s executive officers served as a Director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a Director or member of the Compensation Committee during the fiscal year ended March 28, 2010.

SUMMARY COMPENSATION TABLE—FISCAL YEAR 2008-2010

The following table presents information regarding the compensation of each of the Company’s Named Executive Officers for services rendered during fiscal years 2008 through 2010.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Pedro (Pete) P. Rodriguez(4)	2010	388,154	—	178,560	—	—	—	3,990	570,704
Chief Executive Officer, President and Director	2009	349,231	100,000	—	1,586,032	—	—	3,928	2,039,191

Kevin Bauer(4)	2010	211,777	5,950	111,600	79,464	—	—	3,727	412,518
Vice President and Chief Financial Officer

J. Scott Kamsler(5)	2010	88,382	—	—	—	—	—	173,816	262,198
Senior Vice President and Chief Financial Officer	2009	286,654	—	28,272	27,894	—	—	5,826	348,646
	2008	287,885	—	120,190	352,153	53,633	—	5,751	819,612

George Apostol(4)	2010	239,546	—	111,600	165,726	—	—	3,351	520,223
Executive Vice President, Engineering and Operations and Chief Technology Officer

Paul Pickering(4)	2010	237,577	—	156,240	165,726	—	—	3,442	562,985
Executive Vice President of Sales and Marketing

Jiebing Wang(4)	2010	198,112	—	73,920	200,898	—	—	319	473,249
Vice President of Acceleration Technology; General Manager of China Development Center

(1)	The amounts reported in Column (d) of the table above represent, in the case of Mr. P. Rodriguez, a signing bonus awarded in April 2008 in connection with his entering into an employment agreement with the Company and, in the case of Mr. Bauer, an incentive bonus awarded under the Company’s key employee incentive program prior to his appointment as Chief Financial Officer.

(2)	In accordance with recent changes in the SEC’s rules, the amounts reported in Columns (e) and (f) of the table above for fiscal year 2010 reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our Named Executive Officers during fiscal year 2010. These values have been determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in Column (e) and Column (f), please see the discussion of stock awards and option awards contained under the section entitled “Stock-Based Compensation” beginning on page 96 of our Annual Report on Form 10-K for fiscal year 2010 filed with the SEC on June 10, 2010. Under generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted to our employees and directors is generally recognized over the vesting periods applicable to the awards. The SEC’s rules previously required that we present stock award and option award information for fiscal years 2009 and 2008 based on the amount recognized during the corresponding year for financial statement reporting purposes with respect to these awards (which meant, in effect, that in any given year we could recognize for financial statement reporting purposes amounts with respect to grants made in that year as well as with respect to grants from past years that vested in or were still vesting during that year). However, the recent changes in the SEC’s rules require that we now present the stock award and option award amounts in the applicable columns of the table above with respect to fiscal years 2009 and 2008 on a similar basis as the fiscal year 2010 presentation using the grant-date fair value of the awards granted during the corresponding year (regardless of the period over which the awards are scheduled to vest). Since this requirement differs from the SEC’s past rules, the amounts reported in the table above for stock award and option awards in fiscal years 2009 and 2008 differ from the amounts previously reported in our Summary Compensation Table for these years. As a result, each named executive officer’s total compensation amounts for fiscal years 2009 and 2008 also differ from the amounts previously reported in our Summary Compensation Table for these years.

The amounts reported in the “Stock Awards” column of the table above for fiscal year 2010 include the grant-date fair value of performance-based stock awards granted to the Named Executive Officers in that year based on the probable outcome (as of the grant date) of the performance-based conditions applicable to the awards, as determined under generally accepted accounting principles. As noted in the “Grants of Plan-Based Awards” table below, the grant-date fair value of the awards granted to each of the Named Executive Officers under the executive incentive program for fiscal year 2010 was $0 based on the probable outcome of the applicable performance-based conditions. Following is the grant-date fair value of each of these awards assuming that the highest level of performance conditions had been achieved: Mr. P. Rodriguez, $308,002, Mr. Bauer, $60,984, Mr. Apostol, $84,480, Mr. Pickering, $80,962, and Dr. Wang, $67,016.

(3)	The amounts reported in this column include the Company’s contributions to individual Named Executive Officers’ accounts under the Company’s 401(k) plan and term life insurance policy. The 401(k) plan amounts represent the Company’s expected matching contributions for fiscal year 2010 and are subject to final approval by the Compensation Committee. The Company is not the beneficiary of the life insurance policies, and the premiums that the Company pays in excess of amounts excluded under Section 79 of the Internal Revenue Code are taxable as income to the applicable officer. This insurance is not split-dollar life insurance. The fiscal year 2010 401(k) matching contributions and term life insurance premiums reported in the table above was as follows:

Name	401(k) Matching Contributions ($)	Life Insurance Premium ($)
Pedro (Pete) P. Rodriguez	3,450	540
Kevin Bauer	2,899	828
J. Scott Kamsler	3,450	548
George Apostol	2,811	540
Paul Pickering	2,614	828
Jiebing Wang	—	319

(4)	Mr. Bauer was appointed the Company’s Vice President and Chief Financial Officer effective June 23, 2009. Mr. Apostol was appointed the Company’s Executive Vice President, Engineering and Operations and Chief Technology Officer effective March 2010. Mr. Pickering was appointed the Company’s Executive Vice President of Sales and Marketing effective March 2010. Dr. Wang joined the Company as its Vice President of Acceleration Technology; General Manager of China Development Center in April 2009.

(5)	Mr. Kamsler resigned as the Company’s Senior Vice President and Chief Financial Officer effective June 23, 2009. In connection with the termination of his service with us, Mr. Kamsler entered into a separation agreement as described below under “Potential Payments upon Termination or Change in Control.” The amount reported in Column (i) includes $145,000 for cash severance and $24,817 for the reimbursement by the Company of health premiums for Mr. Kamsler following his resignation.

Compensation of Named Executive Officers

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to the Named Executive Officers for the fiscal years indicated above. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual incentive award, and long-term equity incentives consisting of stock options and restricted stock units. Named Executive Officers also received the other benefits listed in Column (i) of the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards Table and the accompanying description of the material terms of the stock options and restricted stock unit awards granted in fiscal year 2010 provides information regarding the long-term equity incentives awarded to Named Executive Officers in fiscal year 2010. The Outstanding Equity Awards at Fiscal Year-End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

Description of Employment Agreements—Cash Compensation

As described in the “Executive Compensation Discussion and Analysis” above, the Company entered into an amended and restated employment agreement with Mr. P. Rodriguez, the Company’s Chief Executive Officer and President, in March 2010. The amended employment agreement has a three-year term. Under his amended employment agreement, Mr. P. Rodriguez receives base salary at an annualized rate of $438,000 a year (subject to adjustment from time to time) and is eligible to receive an annual incentive award of up to 87.5% of that base salary. Provisions of Mr. P. Rodriguez’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed herein under the applicable sections of this Proxy Statement. As described above, the agreement also provides that Mr. P. Rodriguez may be required to repay any bonus or other incentive-based or equity-based compensation he receives if the Company is required to restate its financial reports due to material noncompliance with applicable securities laws as a result of misconduct (whether or not by Mr. P. Rodriguez).

On January 25, 2001, the Company entered into a letter agreement with Mr. Bauer. In June 2009, the terms of Mr. Bauer’s compensation were modified by the Compensation Committee in connection with his appointment as the Company’s Vice President and Chief Financial Officer to provide for his annualized base salary to be $218,000 and that he would participate in the Company’s executive incentive program for fiscal year 2010 with a target bonus of 35% of his base salary.

On May 19, 2008, the Company entered into a letter agreement with Mr. Apostol, the Company’s Executive Vice President, Engineering and Operations and Chief Technology Officer. The agreement was amended December 23, 2008 and provides that Mr. Apostol will receive an annualized base salary of $240,000. The agreement also provides for Mr. Apostol to participate in the Company’s annual executive incentive plan with a target award of 40% of his base salary. Provisions of this agreement relating to post-termination of employment benefits are discussed below under “Potential Payments upon Termination or Change in Control.”

On May 19, 2008, the Company entered into a letter agreement with Mr. Pickering, the Company’s Executive Vice President, Sales and Marketing. The agreement was amended December 23, 2008 and provides that Mr. Pickering will receive an annualized base salary of $230,000. The agreement also provides for Mr. Pickering to participate in the Company’s annual executive incentive plan with a target award of 40% of his base salary. Provisions of this agreement relating to post-termination of employment benefits are discussed below under “Potential Payments upon Termination or Change in Control.”

On February 19, 2009, the Company entered into a letter agreement with Dr. Wang, the Company’s Vice President of Acceleration Technology; General Manager of China Development Center. The agreement provides that Dr. Wang will receive an annualized base salary of $220,000. The agreement also provides for Dr. Wang to participate in the Company’s annual executive incentive plan with a target award of 35% of his base salary. The agreement also includes certain non-competition, non-solicitation and other restrictive covenants by Dr. Wang that apply for a period of two years following the closing of the Company’s acquisition of Hifn in April 2009. Provisions of this agreement relating to post-termination of employment benefits are discussed below under “Potential Payments upon Termination or Change in Control.”

GRANTS OF PLAN-BASED AWARDS—FISCAL YEAR 2010

The following table presents information regarding the incentive awards granted to the Named Executive Officers in fiscal year 2010 or held by the Named Executive Officers and modified in fiscal year 2010.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Pedro (Pete) P. Rodriguez	5/28/09	5/28/09	—	—	—	—	46,667	46,667	—	—	—	0
	7/1/09	6/30/09	—	—	—	—	24,000	—	—	—	—	178,560

Kevin Bauer	5/28/09	5/28/09	—	—	—	—	9,240	9,240	—	—	—	0
	2/1/10	12/10/09	—	—	—	—	—	—	—	30,000	7.25	79,464
	7/1/09	6/30/09	—	—	—	—	—	—	15,000	—	—	111,600

J. Scott Kamsler	—	—	—	—	—	—	—	—	—	—	—	—

George Apostol	5/28/09	5/28/09	—	—	—	—	12,800	12,800	—	—	—	0
	3/1/10	2/23/10	—	—	—	—	—	—	—	60,000	7.56	165,726
	7/1/09	6/30/09	—	—	—	—	15,000	—	—	—	—	111,600

Paul Pickering	5/28/09	5/28/09	—	—	—	—	12,267	12,267	—	—	—	0
	3/1/10	2/23/10	—	—	—	—	—	—	—	60,000	7.56	165,726
	7/1/09	6/30/09	—	—	—	—	21,000	—	—	—	—	156,240

Jiebing Wang	5/28/09	5/28/09	—	—	—	—	10,154	10,154	—	—	—	0
	5/1/09	2/23/09	—	—	—	—	—	—	—	90,000	6.16	200,898
	5/1/09	2/23/09	—	—	—	—	—	—	12,000	—	—	73,920

(1)

The amounts reported in Column (l) reflect fair value on the grant date of the stock awards and option awards, respectively, granted to our Named Executive Officers during fiscal year 2010. These values have been determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in Column (l), please see footnote (2) to the Summary Compensation Table. With respect to equity incentive plan awards, this column reflects the grant-date fair value of such awards based on the probable outcome (as of the grant date) of the performance-based conditions applicable to the awards, as determined under generally accepted accounting principles.

Description of Plan-Based Awards

Each of the equity-based awards granted during fiscal year 2010 and reported in the Grants of Plan-Based Awards Table was granted under, and is subject to, the terms of the 2006 Plan. The 2006 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

Under the terms of the 2006 Plan, if there is a change in control of the Company, each Named Executive Officer’s outstanding awards granted under the plan will generally become fully vested and, in the case of options, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation or settlement (in cash, securities or property) of the outstanding awards. Any options that so become vested in connection with a change in control generally must be exercised prior to the change in control, or they may terminate or be terminated in such circumstances.

Options

Each option granted during fiscal year 2010 and reported in Column (j) of the table above was granted with a per-share exercise price equal to the fair market value of a share of the Company’s Common Stock on the grant date. For these purposes, and in accordance with the terms of the 2006 Plan and the Company’s option grant practices, the fair market value is equal to the closing price of a share of the Company’s Common Stock on the applicable grant date.

Each option granted to the Named Executive Officers in fiscal year 2010 is subject to a four-year vesting schedule, with 25% of the option vesting on each of the first four anniversaries of the grant date. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to the Named Executive Officers in fiscal year 2010 has a term of seven years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have three months to exercise the vested portion of the option following a termination of employment. This period is extended to twelve months if the termination is a result of the Named Executive Officer’s death or disability. The option (whether or not vested) will immediately terminate if the Named Executive Officer is terminated by the Company for cause.

The options granted to Named Executive Officers during fiscal year 2010 do not include any dividend rights.

Restricted Stock Units

The “equity incentive plan” awards reflected in Columns (f) through (h) of the Grants of Plan-Based Awards Table reflect incentive awards under the Company’s executive incentive program for fiscal year 2010 and certain awards of performance stock units granted to Named Executive Officers during the fiscal year. The material terms of these awards are described in the “Compensation Discussion and Analysis” above.

The awards reported in Column (i) of the table reflect awards of time-based restricted stock units. Each restricted stock unit represents a contractual right to receive one share of Common Stock upon vesting. The awards of restricted stock units granted to the Named Executive Officers during fiscal year 2010 are subject to a three-year vesting schedule, with one-third of the award vesting on each of the first three anniversaries of the grant date, subject to the Named Executive Officer’s continued employment with the Company through the vesting date.

The Named Executive Officers do not have the right to vote or dispose of the stock units.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2010 YEAR-END

The following table presents information regarding the outstanding equity awards held by each of the Company’s Named Executive Officers as of March 28, 2010, including the vesting dates for the portions of these awards that had not vested as of that date.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
(a)	(b)	(c)		(d)	(e)	(f)		(g)	(h)	(i)
Pedro (Pete) P. Rodriguez	54,000	—		$12.1800	12/14/15	24,000	(2)	175,680	—	—
	14,585	32,087	(11)	$8.5700	4/29/18				—	—
	121,362	131,966	(11)	$8.5700	4/29/18
	120,720	139,280	(11)	$8.5700	4/29/18

Kevin Bauer	3,000	3,000	(12)	$7.7600	12/30/17	3,000	(4)	21,960	—	—
	3,000	9,000	(13)	$8.4800	3/30/18	3,587	(5)	26,257	—	—
	—	30,000	(14)	$7.2500	1/30/20	15,000	(2)	109,800	—	—
	—	—		—	—	500	(6)	3,660
	—	—		—	—	666	(7)	4,875
	—	—		—	—	1,000	(8)	7,320

J. Scott Kamsler	—	—		—	—	—		—	—	—

George Apostol	37,500	112,500	(15)	$7.8100	5/31/18	15,000	(2)	109,800	—	—
	—	60,000	(16)	$7.5600	2/27/20	10,000	(3)	73,200	—	—
	—	—		—	—	—		—	—	—

Paul Pickering	25,000	75,000	(17)	$7.3400	6/29/18	21,000	(2)	153,720	—	—
	12,500	37,500	(18)	$6.2200	11/29/18	6,000	(9)	43,920	—	—
	—	60,000	(16)	$7.5600	2/27/20				—	—

Jiebing Wang	—	90,000	(19)	$6.1600	4/29/19	12,000	(10)	87,840	—	—

(1)

The dollar amounts shown in Column (g) are determined by multiplying (x) the number of shares or units reported in Column (f) by (y) $7.32 (the closing price of the Company’s Common Stock on the last trading day of fiscal year 2010).

(2)	The unvested portions of these awards are scheduled to vest in three installments on each of July 1, 2010, July 1, 2011 and July 1, 2012.

(3)	The unvested portions of these awards are scheduled to vest in two installments on each of June 2, 2010 and June 2, 2011.

(4)	The unvested portions of these awards are scheduled to vest in three installments on each of April 1, 2010, April 1, 2011 and April 1, 2012.

(5)	The unvested portions of these awards are scheduled to vest in one installment on November 24, 2010.

(6)	The unvested portions of these awards are scheduled to vest in one installment on October 1, 2010.

(7)	The unvested portions of these awards are scheduled to vest in one installment on January 2, 2011.

(8)	The unvested portions of these awards are scheduled to vest in one installment on July 11, 2010.

(9)	The unvested portions of these awards are scheduled to vest in two installments on July 1, 2010 and July 1, 2011.

(10)	The unvested portions of these awards are scheduled to vest in three installments on each of May 1, 2010, May 1, 2011 and May 1, 2012.

(11)	The unvested options are scheduled to vest in equal monthly installments through May 1, 2012.

(12)	The unvested options are scheduled to vest in two installments on each of January 2, 2011 and January 2, 2012.

(13)	The unvested options are scheduled to vest in three installments on each of April 1, 2010, April 1, 2011 and April 1, 2012.

(14)	The unvested options are scheduled to vest in four installments on each of February 1, 2011, February 1, 2012, February 1, 2013 and February 1, 2014.

(15)	The unvested options are scheduled to vest in three installments on each of June 2, 2010, June 2, 2011 and June 2, 2012.

(16)	The unvested options are scheduled to vest in four installments on each of March 1, 2011, March 1, 2012, March 1, 2013 and March 1, 2014.

(17)	The unvested options are scheduled to vest in three installments on each of July 1, 2010, July 1, 2011 and July 1, 2012.

(18)	The unvested options are scheduled to vest in three installments on each of December 1, 2010, December 1, 2011 and December 1, 2012.

(19)	The unvested options are scheduled to vest in four installments on each of May 1, 2010, May 1, 2011, May 1, 2012 and May 1, 2014.

OPTION EXERCISES AND STOCK VESTED—FISCAL YEAR 2010

The following table presents information regarding the exercise of stock options by Named Executive Officers during fiscal year 2010, and on the vesting during fiscal year 2010 of other stock awards granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
(a)	(b)	(c)	(d)	(e)
Pedro (Pete) P. Rodriguez	—	—	—	—
Kevin Bauer	—	—	7,009	49,702
J. Scott Kamsler	—	—	—	—
George Apostol	—	—	5,000	33,000
Paul Pickering	—	—	3,000	22,320
Jiebing Wang	—	—	—	—

(1)

The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares of Common Stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of the Company’s Common Stock on the date of exercise and the exercise price of the options. The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of Common Stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with the Company and/or a change in control of the Company. In each case, the executive’s right to receive the severance benefits described below is contingent upon the executive’s providing a general release of claims to the Company. In addition to the benefits described below, outstanding equity-based awards held by the Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of the 2006 Plan (or other applicable stock incentive plan) as noted under “Grants of Plan-Based Awards” above.

P. Rodriguez Employment Agreement

Under his amended employment agreement, if Mr. P. Rodriguez’s employment is terminated by the Company without cause, by Mr. P. Rodriguez for good reason or due to Mr. P. Rodriguez’s death or disability (as the terms “cause,” “good reason” and “disability” are defined in the employment agreement), or if the Company provides notice that the term of the employment agreement will not be renewed, Mr. P. Rodriguez will be entitled to the following severance benefits: (1) payment in installments of twelve months of his base salary at the rate in effect on the termination date, (2) payment of the premiums for continued health coverage for Mr. P. Rodriguez and his eligible dependents for six months following the termination date, and (3) accelerated vesting of any portion of his outstanding equity awards that were scheduled to vest within the 12-month period following the termination date. In the event that such a termination of Mr. P. Rodriguez’s employment were to occur, or a notice of non-renewal by the Company were to be delivered, during the twelve-month period following a change in control of the Company (as defined in the employment agreement), Mr. P. Rodriguez would also be entitled to a lump sum payment of a pro-rata portion of his target bonus for the year of the termination and vesting in full of all equity awards granted to him by the Company, to the extent then outstanding and not otherwise vested. In the event that Mr. P. Rodriguez’s benefits provided by the Company are subject to the excise tax under Section 280G of the U.S. Internal Revenue Code, the benefits will either be paid in full or reduced to the extent necessary to avoid triggering the excise tax, whichever results in Mr. P. Rodriguez receiving a greater benefit on an after-tax basis. In addition, the agreement provides that Mr. P. Rodriguez will have 180 days following the termination of his employment for any reason to exercise his outstanding and vested stock options.

Letter Agreements

As described above, the Company has entered into letter agreements with each of Mr. Apostol, Mr. Pickering and Dr. Wang. Under the terms of the agreements with Mr. Apostol and Mr. Pickering, if, within 12 months following a change in control of the Company (as defined in the agreement), the executive’s employment is terminated either by the Company without cause or by the executive for good reason (as such terms are defined in the agreement), he would be entitled to vesting in full of all equity awards granted to him by the Company and a lump sum cash severance payment equal to three months of his base salary, plus one additional month’s base salary for each complete year of service with the Company (up to a maximum aggregate severance payment of six months’ base salary).

Under the terms of the agreement with Dr. Wang, if, at any time on or before April 3, 2011, Dr. Wang’s employment is terminated by the Company without cause or by him for good reason (as such terms are defined in the agreement), he would be entitled to receive (1) a lump sum cash severance payment equal to six months of his base salary, and (2) if the termination occurred on or before April 3, 2010, accelerated vesting of any portion of his outstanding equity awards granted by the Company that were scheduled to vest within the 24-month period following the termination date, and if the termination occurred after April 3, 2010 and on or before April 3, 2011, accelerated vesting of any portion of his outstanding equity awards granted by the Company that were scheduled to vest within the 12-month period following the termination date. The agreement also provides that if there is a change in control of the Company (as defined in the agreement) and Dr. Wang’s employment is terminated either by the Company without cause or by the executive for good reason within the 12-month period following the change in control, then, in lieu of the severance benefits described above, he would be entitled to receive a lump sum cash severance payment equal to six months of his base salary and vesting in full of all equity awards granted to him by the Company.

The following tables present the benefits the Named Executive Officers covered under these severance arrangements would have been entitled to receive had their employment with the Company terminated under the circumstances described above on March 28, 2010:

Severance Benefits (Outside of Change of Control)

Name	Cash Severance ($)(1)	Continuation of Health Benefits($)(2)	Equity Acceleration ($)(3)	Total ($)
Pedro (Pete) Rodriguez	400,000	15,665	58,560	474,225
Jiebing Wang	110,000	—	110,760	220,760

(1)	This amount represents 12 months of Mr. P. Rodriguez’s base salary and six months of Dr. Wang’s base salary.

(2)

This amount represents the aggregate estimated cost of the premiums that would be charged to continue health coverage for six months pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for Mr. P. Rodriguez and his eligible dependents (to the extent that such dependents were receiving health benefits prior to March 28, 2010).

(3)

This column reports the intrinsic value of the unvested portions of the executive’s awards that would accelerate if the executive’s employment had terminated on March 28, 2010 in the circumstances described above. For options, this value is calculated by multiplying the amount (if any) by which $7.32 (the closing price of the Company’s Common Stock on the last trading day of fiscal year 2010) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock unit awards, this value is calculated by multiplying $7.32 by the number of units subject to the accelerated portion of the award.

Change of Control Severance Benefits

Name	Cash Severance ($)(1)	Continuation of Health Benefits($)(2)	Equity Acceleration ($)(3)	Total ($)
Pedro (Pete) Rodriguez	400,000	14,734	175,680	590,414
Kevin Bauer	—	—	175,972	175,972
George Apostol	86,667	—	183,000	269,667
Paul Pickering	86,667	—	238,890	325,557
Jiebing Wang	110,000	—	192,240	302,240

(1)

These amounts represent the executive’s base salary for the following periods: Mr. P. Rodriguez, 12 months; Mr. Apostol, four months; Mr. Pickering, four months; and Dr. Wang, six months. Mr. P. Rodriguez would have been entitled to the full amount of his bonus for fiscal year 2010 if he were employed with us through March 28, 2010, so the pro-rata bonus provision described above would not apply.

(2)	See footnote (2) to the table above.

(3)

As noted above, the equity-based awards held by the Company’s Named Executive Officers are subject to accelerated vesting in connection with a change in control of the Company in accordance with the terms of the agreements described above or the applicable plan under which the award was granted. This column reports the intrinsic value of the unvested portions of the executive’s awards that may accelerate in connection with a change in control. See footnote (3) to the table above for the calculation of these amounts.

Separation Agreement with Mr. Kamsler

As noted above, Mr. Kamsler resigned as the Company’s Senior Vice President and Chief Financial Officer effective June 23, 2009. In connection with his resignation, the Company entered into a separation agreement with Mr. Kamsler (the “Separation Agreement”). The Separation Agreement provides for Mr. Kamsler to receive cash severance in the amount of $145,000 and reimbursement of his premiums for continued health coverage for himself and his eligible dependents for up to six months following his termination. Among other things, the Separation Agreement also provides for a full and general release by Mr. Kamsler in favor of the Company, and Mr. Kamsler’s agreement to certain confidentiality, non-solicitation, non-disclosure, and non-disparagement obligations.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The rules and regulations of the SEC require the Company to include in its Proxy Statement a report from the Audit Committee of the Board. The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended March 28, 2010, included in the Company’s Annual Report on Form 10-K for fiscal year 2010.

On behalf of the Board of Directors, the Audit Committee is responsible for providing an independent, objective review of the Company’s auditing, accounting and financial reporting process, public reports and disclosures and system of internal controls regarding financial accounting, as well as engaging and supervising the Company’s independent auditors. The Audit Committee is comprised solely of “independent directors” as defined in the Marketplace Rules of The NASDAQ Global Market and Directors who are “independent” as defined in SEC Rule 10A-3, and is governed by a written charter adopted by the Board of Directors, a copy of which can be viewed at the Company’s website: www.exar.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in the Audit Committee’s charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee chair, Mr. Hilton, is an “audit committee financial expert” within the meaning of Item 407 of SEC Regulation S-K.

The Audit Committee is responsible for recommending to the Board that the Company’s financial statements be included in the Company’s Annual Report. The Committee took a number of steps in making this recommendation for fiscal year 2010. First, the Audit Committee discussed with PricewaterhouseCoopers LLP (“PWC”), the Company’s independent registered public accounting firm for fiscal year 2010, those matters required to be discussed with the Audit Committee under applicable auditing standards, such as SAS 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T), including information concerning the scope and results of the audit. Second, the Audit Committee discussed with PWC its independence, and received the written disclosures and the letter from it regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding PWC’s communications with the Audit Committee concerning independence, and has discussed with PWC its independence. Finally, the Audit Committee reviewed and discussed with Company management and PWC the Company’s audited consolidated balance sheet at March 28, 2010, and audited consolidated statements of operations, cash flows and stockholders’ equity and comprehensive income (loss) for the fiscal year ended March 28, 2010. Based on the discussions with PWC concerning the audit, the independence discussions, the financial statement review and additional matters deemed relevant and appropriate by the Audit Committee, on June 7, 2010, the Audit Committee as then constituted recommended to the Board that these financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2010.

Respectfully submitted,

The Audit Committee

Brian Hilton, Chairman

Izak Bencuya

Gary Meyers

J. Oscar Rodriguez

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has entered into indemnity agreements with certain of the Company’s executive officers and Directors which provide, among other things, that the Company will indemnify such executive officer or Director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he/she may be required to pay in actions or proceedings to which he/she is or may be made a party by reason of his/her position as a Director, executive officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company’s Bylaws.

Pierre Guilbault, one of the Company’s Directors, is an executive officer of Future Electronics Inc. (“Future”), the Company’s largest distributor. Mr. Guilbault joined the Company’s Board of Directors on August 25, 2007 in connection with the Company’s acquisition of Sipex Corporation. During fiscal year 2010, $37.2 million, or approximately 28%, of the Company’s revenue was derived from Future. The Company’s Audit Committee has reviewed its business relationship with Future and considered it in light of Mr. Guilbault’s membership on the Company’s Board of Directors, and has approved such business relationship and authorized the Company to continue to do business with Future. The Audit Committee will continue to monitor this business relationship. Mr. Guilbault is not an “independent director” under the listing standards of The NASDAQ Global Market as a result of the business relationship between the Company and Future. Future is also an affiliate of the Company’s largest stockholder, Alonim Investments Inc., which beneficially owns shares of the Company’s Common Stock through its wholly owned affiliate, Rodfre Holdings LLC as described above under “Security Ownership of Certain Beneficial Owners and Management.”

Under the Company’s related party transaction policies and procedures, information about transactions involving related persons is assessed by the Audit Committee. Related persons include (i) any of the Company’s Directors, executive officers and nominees for Director, (ii) any beneficial owner of more than 5% of any class of the Company’s voting securities, (iii) any immediate family member of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or in which all the related persons, in the aggregate, have a 10% or greater beneficial ownership interest. If the determination were made that a related person has a material interest in any Company transaction (a “related party transaction”), then the Audit Committee would review, approve, ratify or, at its discretion, take other action with respect to the transaction. Any related party transaction would be disclosed to the extent required by SEC rules.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, Directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

In June 2010, the Company determined that certain tax-withholding transactions in which the Company automatically withheld shares that would have otherwise been issued to the Company’s executive officers in order to satisfy the Company’s minimum statutory withholding obligations incurred in connection with the vesting of restricted stock units granted to the executive had not been timely reported. Each of these tax-withholding transactions occurred automatically upon the vesting of the restricted stock units pursuant to the terms of the applicable award agreement and was exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The Company also determined in June 2010 that certain transactions in connection with a determination by the Compensation Committee in May 2010 that performance goals applicable to awards of performance stock units granted to executive officers of the Company had been achieved were not timely reported. The Company’s executive officers filed reports on July 2, 2010 to report each of these transactions.

Except for reports with respect to the transactions described above, to the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended March 28, 2010, all of the Company’s executive officers, Directors and greater than ten percent (10%) stockholders complied with applicable Section 16(a) filing requirements during the fiscal year ended March 28, 2010.

ACCOUNTANTS

The Company’s financial statements have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

COMMUNICATING WITH THE COMPANY

If you would like to receive information about the Company, without charge, you may use one of these convenient methods:

1.	To have information such as the Company’s latest Quarterly Earnings Release, Form 10-K, Form 10-Q or Annual Report mailed to you, stockholders residing in the U.S., please call the transfer agent, Computershare, at 312-588-4990.

2.	To view the Company’s website on the Internet, use the Company’s Internet address: www.exar.com. The Company’s website includes product, corporate and financial data, as well as recent earnings releases, current stock price, an electronic file of this Proxy Statement, Form 10-K, Form 10-Q, the Company’s Annual Report to Stockholders, job listings, instructions on how to contact non-employee members of the Board of Directors, ethics policies and charters for each Committee of the Board of Directors. Internet access to this information has the advantage of providing you with up-to-date information about the Company throughout the year.

3.	To reach the Company’s Investor Relations representative, please call 510-668-7201.

If you would like to write to the Company, please send your correspondence to the following address:

Exar Corporation

48720 Kato Road

Fremont, California 94538

Attention: Investor Relations, M/S 210

The Board of Directors hopes that stockholders will attend the Annual Meeting. Whether or not you plan to attend, you are urged to submit your Proxy over the Internet, by telephone or by mail as promptly as possible. A prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation will be appreciated. Stockholders who attend the Annual Meeting may vote their shares personally even though they have sent in their proxies.

Stockholders may obtain a copy of the Annual Report on Form 10-K, without charge, by writing Exar Corporation, 48720 Kato Road, Fremont, California 94538, Attention: Investor Relations, M/S 210. The Annual Report on Form 10-K is also available at www.exar.com and at the website referred to in the Availability Notice.

By Order of the Board of Directors

/s/ Thomas R. Melendrez
THOMAS R. MELENDREZ
Secretary

July 23, 2010

Annex A

EXAR CORPORATION

2006 EQUITY INCENTIVE PLAN

1.	PURPOSE OF PLAN

The purpose of this Exar Corporation 2006 Equity Incentive Plan (this “Plan”) of Exar Corporation, a Delaware corporation (the “Corporation”), is to promote the success of the Corporation and to increase stockholder value by providing for the grant of stock and other equity awards to attract, motivate, retain and reward selected employees and other eligible persons.

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.	PLAN ADMINISTRATION

3.1	The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan within pre-approved guidelines, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards within pre-approved guidelines. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency). With respect to awards intended to satisfy the requirements for performance-based compensation under

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Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act).

3.2	Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a)	determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b)	grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any eligible persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

(c)	approve the forms of award agreements (which need not be identical either as to type of award and/or among participants);

(d)	construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e)	cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f)	accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g)	adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6, and provided that in no case (except due to an adjustment contemplated by Section 7 or any repricing that may be approved by stockholders) shall such an adjustment constitute a repricing (by amendment, cancellation and regrant, exchange or other means) of the per share exercise or base price of any option or stock appreciation right;

(h)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

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(i)	determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

(j)	acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration; and

(k)	determine the Fair Market Value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.

3.3	Binding Determinations. Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage, costs or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4	Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.5	Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1	Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2	Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of the following:

(1)	8,300,000[1] shares of Common Stock, plus

(2)	the number of any shares of Common Stock subject to stock options granted under the Corporation’s 2000 Equity Incentive Plan, the Corporation’s 1997 Equity Incentive Plan or the Corporation’s 1996 Non-Employee Directors’ Stock Option Plan (collectively, the “Prior Plans”) and outstanding as of the date of stockholder approval of this Plan (the “Stockholder Approval Date”) which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised;

[1]

The current aggregate Share Limit for this Plan is 2,800,000 shares (excluding shares originally authorized for issuance under the Prior Plans). Stockholders are being asked to approve amendments to this Plan that would increase this aggregate Share Limit by an additional 5,500,000 shares (so that the new aggregate Share Limit for the plan would be 8,300,000 shares, in addition to the shares originally authorized and not issued under the Prior Plans as set forth above).

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provided that in no event shall the Share Limit exceed 15,206,668 shares (which is the sum of the 8,300,000 shares set forth above, plus the aggregate number of shares subject to options previously granted and outstanding under the Prior Plans as of the Effective Date).

Shares issued in respect of any “Full-Value Award” granted under this Plan shall be counted against the foregoing Share Limit as 2.0 shares for every one share actually issued in connection with such award. (For example, if a stock bonus of 100 shares of Common Stock is granted under this Plan, 200 shares shall be charged against the Share Limit in connection with that award.) For this purpose, a “Full-Value Award” means any award under this Plan that is not either: (1) a stock option grant or (2) a stock appreciation right grant.

The following limits also apply with respect to awards granted under this Plan:

(a)	The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 8,300,000 shares. [2]

(b)	The maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted during any calendar year to any individual under this Plan is 300,000 shares.

(c)	Additional limits with respect to Performance-Based Awards are set forth in Section 5.2.3.

Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

4.3	Awards Settled in Cash, Reissue of Awards and Shares. To the extent that an award is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Share Limit. In the event that shares of Common Stock are delivered in respect of a dividend equivalent right, only the actual number of shares delivered with respect to the award shall be counted against the share limits of this Plan (including, for purposes of clarity, the limits of Section 4.2 of this Plan). (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Corporation pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the share limits of this Plan). To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits under Section 4.2, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits under Section 4.2 with respect to such exercise.) Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award, shall not be available for subsequent awards under this Plan. Refer to Section 8.10 for application of the foregoing Share Limits with respect to assumed awards. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

[2]	Stockholders are being asked to approve an increase in this limit from 2,800,000 shares to 8,300,000 shares.

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4.4	Reservation of Shares; No Fractional Shares; Minimum Issue. The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan.

5.	AWARDS

5.1	Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1 Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in any method permitted by the Administrator consistent with Section 5.5.

5.1.2 Additional Rules Applicable to ISOs. To the extent that the aggregate Fair Market Value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the Fair Market Value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

5.1.3 Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which

5

base price shall be set forth in the applicable award agreement and shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be ten (10) years.

5.1.4 Other Awards. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance based award, stock units, phantom stock, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon; or (c) cash awards granted consistent with Section 5.2 below.

5.2	Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be, and options and SARs typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of options or SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or level using one or more of the Business Criteria set forth below (on an absolute or relative basis) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any option or SAR granted under this Plan shall be subject only to the requirements of Section 5.2.1 and 5.2.3 in order for such award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.

5.2.1 Class; Administrator. The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Corporation or one of its Subsidiaries. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.

5.2.2 Performance Goals. The specific performance goals for Performance-Based Awards (other than options and SARs) shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), stock price, total stockholder return, gross revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, or any combination thereof. These terms are used as applied under generally accepted accounting principles or in the financial reporting of the Corporation or of its Subsidiaries. To qualify awards as performance-based compensation under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. The terms of the Performance-Based Awards may specify the manner, if any, in which performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 10 years.

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5.2.3 Form of Payment; Maximum Performance-Based Award. Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof. Grants of options and SARs to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.2(b). The maximum number of shares of Common Stock which may be delivered pursuant to Performance-Based Awards (other than options and SARs, and other than cash awards covered by the following sentence) that are granted to any one participant in any one calendar year shall not exceed 300,000 shares, either individually or in the aggregate, subject to adjustment as provided in Section 7.1. In addition, the aggregate amount of compensation to be paid to any one participant in respect of all Performance-Based Awards payable only in cash and not related to shares of Common Stock and granted to that participant in any one calendar year shall not exceed $4,000,000.3 Awards that are cancelled during the year shall be counted against these limits to the extent required by Section 162(m) of the Code.

5.2.4 Certification of Payment. Before any Performance-Based Award under this Section 5.2 (other than options and SARs) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

5.2.5 Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.2.6 Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than options and SARs) shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders first approve this Plan, subject to any subsequent extension that may be approved by stockholders.

5.3	Award Agreements. Each award shall be evidenced by either (1) a written award agreement in a form approved by the Administrator and executed by the Corporation by an officer duly authorized to act on its behalf, or (2) an electronic notice of award grant in a form approved by the Administrator and recorded by the Corporation (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under this Plan generally (in each case, an “award agreement”), as the Administrator may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation. The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

5.4	Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

[3]	Stockholders are being asked to approve an increase in this limit from $2,000,000 to $4,000,000.

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5.5	Consideration for Common Stock or Awards. The purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award;

•	cash, check payable to the order of the Corporation, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Administrator;

•	the delivery of previously owned shares of Common Stock;

•	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

•

subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides simultaneous financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Corporation. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their Fair Market Value on the date of exercise.

5.6	Definition of Fair Market Value. For purposes of this Plan, “Fair Market Value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the last price for a share of Common Stock as furnished by the National Association of Securities Dealers, Inc. (the “NASD”) through The NASDAQ Global Market (the “Global Market”) for the date in question or, if no sales of Common Stock were reported by the NASD on the Global Market on that date, the last price for a share of Common Stock as furnished by the NASD through the Global Market for the next preceding day on which sales of Common Stock were reported by the NASD. The Administrator may, however, provide with respect to one or more awards that the Fair Market Value shall equal the last price for a share of Common Stock as furnished by the NASD through the Global Market on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock as furnished by the NASD through the Global Market for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Global Market as of the applicable date, the Fair Market Value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining Fair Market Value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that Fair Market Value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.7	Transfer Restrictions.

5.7.1 Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7, by applicable law and by the award agreement, as the same may be amended, (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

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5.7.2 Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.7.3 Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a)	transfers to the Corporation (for example, in connection with the expiration or termination of the award),

(b)	the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)	subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

(d)	if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e)	the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.8	International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved from time to time by the Administrator.

6.	EFFECT OF TERMINATION OF SERVICE ON AWARDS

6.1	General. The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator or the Corporation shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2	Events Not Deemed Terminations of Service. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries (or which the Corporation or one of its Subsidiaries must permit), or the Administrator; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the award agreement.

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6.3	Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of another entity within the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status.

7.	ADJUSTMENTS; ACCELERATION

7.1	Adjustments. Upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock (other than a cash dividend); or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any or all outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding awards.

Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Corporation as an entirety, the Administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding performance-based awards.

It is intended that any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code, and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

The equitable and proportionate adjustments contemplated by the first paragraph of this Section 7.1 shall be automatically made in connection with any stock split, stock dividend, or reverse stock split. Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2

Corporate Transactions - Assumption and Termination of Awards. Upon: any merger, combination, consolidation, or other reorganization; any exchange of Common Stock or other securities of the Corporation; a sale of all or substantially all the business, stock or assets of the Corporation; a dissolution of the Corporation or other event in which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock), then the Administrator may make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon a dissolution of the Corporation or other event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award, or the award would otherwise continue in accordance with its terms, in the circumstances: (1) each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of

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restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; and (2) any award the vesting of which has been so accelerated shall terminate upon the related event, provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding options and SARs in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of accelerated vesting and the impending termination be required and any acceleration may be made contingent upon the actual occurrence of the event).

The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

In any of the events referred to in Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to upon the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of an award if an event giving rise to an acceleration does not occur.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

7.3	Other Acceleration Rules. The Administrator may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in Section 7.2 (or such other circumstances as the vesting of the award may be accelerated) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

8.	OTHER PROVISIONS

8.1	Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law, federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2	No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3

No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with

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or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4	Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5	Tax Withholding. Upon any exercise, vesting, or payment of any award or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, the Corporation or one of its Subsidiaries shall have the right at its option to:

(a)	require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

(b)	deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their Fair Market Value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.

8.6	Effective Date, Termination and Suspension, Amendments.

8.6.1 Effective Date. This Plan is effective as of July 19, 2006, the date of its approval by the Board (the “Effective Date”). This Plan shall be submitted for and subject to stockholder approval no later than twelve months after the Effective Date, and no awards shall be granted under this Plan unless and until such stockholder approval is obtained. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date, subject to any extension that may be approved by the Board and stockholders.4 After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

[4]	The Plan is currently scheduled to terminate on July 18, 2016. Stockholders are being asked to approve an extension of the Plan through June 1, 2020.

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8.6.2 Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3 Stockholder Approval. To the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4 Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the limitations set forth in Section 3.2(g).

8.6.5 Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7	Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator or this Plan, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8	Governing Law; Construction; Severability.

8.8.1 Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware.

8.8.2 Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.8.3 Plan Construction.

(a)	Rule 16b-3. It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

(b)

Section 162(m). Awards under Section 5.1.4 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as options and SARs granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Corporation that (to the extent the Corporation or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any

13

such awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

8.9	Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10	Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12	No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13	Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

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C123456789

000004 000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

000000000.000000 ext

MR A SAMPLE

DESIGNATION (IF ANY)

000000000.000000 ext

000000000.000000 ext

ADD 1 Electronic Voting Instructions

ADD 2

ADD 3 You can vote by Internet or telephone.

ADD 4 Available 24 hours a day, 7 days a week.

ADD 5 Instead of mailing your proxy, you may choose one of the two voting

ADD 6 methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 15, 2010.

Vote by Internet

Log on to the Internet and go to www.envisionreports.com/EXAR

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in X Follow the instructions provided by the recorded message.

this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR the nominees for Director listed below and FOR Proposals 2 and 3.

1. Election of Directors*: For Withhold For Withhold For Withhold

01 – Izak Bencuya 02 – Pierre Guilbault 03 – Brian Hilton

04 – Richard L. Leza 05 – Gary Meyers 06 – Juan (Oscar) Rodriguez

07 – Pedro (Pete) P. Rodriguez *To elect seven (7) Directors to hold office until 2011 Annual Meeting of Stockholders or until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

For Against Abstain

2. To approve certain amendments to the Exar Corporation 2006 Equity Incentive Plan.

3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent 4. To transact such other business as may properly come before the registered public accounting firm for the fiscal year ending March 27, 2011. Annual Meeting or any adjournment(s), or postponement(s) thereof.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears on this proxy card. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should give their full titles. If the signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. If stock is registered in the names of two or more persons, each should sign.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

1 U P X 0 2 6 2 8 3 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#> 017Y0B

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — EXAR CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 15, 2010

The undersigned hereby appoints Richard L. Leza and Pedro (Pete) P. Rodriguez, or each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Exar Corporation which the undersigned may be entitled to vote at the 2010 Annual Meeting of Stockholders of Exar Corporation to be held at the corporate headquarters of Exar Corporation at 48720 Kato Road, Fremont, California 94538, on Wednesday, September 15, 2010, at 3:00 p.m. Pacific Time, and at any and all continuations, postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date and promptly return in the enclosed return envelope which is postage prepaid if mailed in the United States.

SEE REVERSE SIDE CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE